The share transfer described in this document involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Translation]

Stock Code: 3924

Date of issuance: December 26, 2025

Start date of measures for electronic provision: December 25, 2025

To Our Shareholders:

Yoshiaki Fukushima

President and Representative Director

R&D COMPUTER CO., LTD.

4-13-23 Shibaura, Minato-ku, Tokyo

Notice of Extraordinary General Meeting of Shareholders

We hereby announce that an Extraordinary General Meeting of Shareholders of R&D COMPUTER CO., LTD. (“R&D”) will be held as described below.

If you are unable to attend the meeting in person, you may exercise your voting rights via the internet, etc. or in writing (by postal mail). Please review the Reference Documents for the General Meeting of Shareholders, refer to “Exercise of voting rights” (in Japanese only), and exercise your voting rights by 6:00 p.m. on Thursday, January 15, 2026 (JST).

When convening this general meeting of shareholders, R&D takes measures for providing information that constitutes the content of reference documents for the general meeting of shareholders, etc. (items for which measures for providing information in electronic format are to be taken) in electronic format, and posts this information as “Notice of Extraordinary General Meeting of Shareholders” on R&D’s website. Please access R&D’s website by using the internet address shown below to review the information.

■ R&D’s website:

https://www.rand.co.jp/ir/stock/meeting (in Japanese)

■ TSE website (Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=show (in Japanese)

(Access the TSE website by using the internet address shown above, enter “R&D COMPUTER” in “Issue name (company name)” or R&D’s securities code “3924” in “Code,” and click “Search.” Then, click “Basic information” and select “Documents for public inspection/PR information.” Under “Filed information available for public inspection,” click “Click here for access” under “Notice of General Shareholders Meeting / Informational Materials for a General Shareholders Meeting.”)

1.	Date and time:	Friday, January 16, 2026, at 10:00 a.m. (JST) (Reception starts at 9:00 a.m.)
2.	Venue:	Hall 2A, TKP Tamachi Conference Center
2nd Floor, Tamachi Nikko Bldg.
5-29-14 Shiba, Minato-ku, Tokyo
(This venue differs from the venue for the previous annual general meeting of shareholders. Please refer to the “Map for Venue of General Meeting of Shareholders” at the end of this notice and take care when attending the venue in person.)

3. Purpose:

Item to be resolved:

Company Proposal

Proposal Approval of Share Transfer Plan

-	When attending the meeting in person, please submit the voting form which is sent with this notice at the reception.
-	In the event of any corrections to items subject to measures for electronic provision, a notification to that effect, and the corrected and pre-corrected versions of these items, will be made available on R&D’s website and the TSE website.
-	For this general meeting of shareholders, we have delivered paper-based documents stating the items subject to measures for electronic provision to all shareholders, regardless of whether or not they have requested them.
-	Among the items subject to measures for electronic provision, in accordance with the provisions of laws and regulations and Article 14 of the Articles of Incorporation of R&D, the following items are not provided in the paper-based documents delivered to shareholders.
•	Contents of financial statements and the like pertaining to the latest business year of Toho System Science Co., Ltd.
-	If you exercise your voting rights by proxy, you may appoint one other shareholder holding voting rights of R&D as your proxy to exercise your voting rights. However, you must submit your voting form or documents for identity verification (such as a copy of seal registration certificate, driver’s license, etc.) at the reception along with a proxy document signed by, or bearing their printed name and seal of, the delegating shareholder.

Reference Document for the General Meeting of Shareholders

Proposal	Approval of Share Transfer Plan

R&D and Toho System Science Co., Ltd. (“TSS”; R&D and TSS collectively, the “Companies”), at meetings of their respective boards of directors held on November 13, 2025, agreed to establish the joint holding company Toranvia Co., Ltd. that will become the wholly owning parent company of the Companies (the “Joint Holding Company”) through a joint share transfer (the “Share Transfer”) scheduled to take effect on April 1, 2026 (the “Effective Date”; the action of establishing the Joint Holding Company, the “Management Integration”), and based on resolutions adopted at those meetings of the Companies’ respective boards of directors held on November 13, 2025, the Companies have, in a spirit of equality, entered into a management integration agreement and jointly prepared a share transfer plan regarding the Share Transfer (the “Share Transfer Plan”) on November 13, 2025.

It is requested that the Share Transfer Plan be approved.

The reason for conducting the Share Transfer, an outline of the Share Transfer Plan contents, and other matters related to this proposal are set out below.

1.	Reason for conducting the Share Transfer
(1)	Background of the Share Transfer

R&D was established in January 1971 and, since that time, has provided clients across diverse fields, including finance, manufacturing, distribution, and the public sector, with IT solutions centered on system development as an independent system integrator. R&D offers comprehensive services ranging from core system development to cloud and packaged software implementation support and IT infrastructure construction, and with its proven technical expertise, R&D supports its clients’ business foundations and contributes to advancing information technology and industrial development in society.

TSS was established in June 1971 as an information systems subsidiary of Toho Mutual Life Insurance Company and, since that time, has provided system development and operation services primarily in the financial industrial sector. As a company playing a role in an information-based society, TSS has made financial systems for life insurance, non-life insurance, banking, securities, and the like the core of its business while expanding the scope of the solutions it provides to systems supporting social infrastructure, such as telecommunications and broadcasting.

Within the information services industry to which the Companies belong, corporate investment confidence remains strong, particularly for DX (digital transformation), which involves leveraging digital technologies to transform business processes and models, through system and software renewal and cloud migration aimed at improving operational efficiency and productivity amid labor shortages. There is also a growing movement toward enhancing operational efficiency through the adoption of generative AI and similar technologies. In addition, damage from cyberattacks, typified by “targeted threats,” is increasing, heightening the importance of information security measures, and, as a consequence, market size in this domain is expected to continue expanding.

Against this backdrop, the R&D Group has continued to seek further corporate value enhancement by actively pursuing M&A, strengthening partnerships with business allies, promoting DX business, investing in talent development and strengthening core competencies, further expanding sales in existing SI fields, and implementing capital policies and shareholder returns, all aimed at achieving its “New Mid-Term Management Plan (VISION2025)” launched in the fiscal year ending March 2024.

TSS has also sought dependable business growth by formulating the long-term management vision “TSS Economic Vision500” and “Mid-Term Management Plan 2027” and accelerating societal DX, in addition to enhancing the growth and profitability of existing businesses and establishing new growth areas through the creation of new businesses.

However, even amid rapidly expanding market size, the risk of substitution by AI and other new technologies and intensified competition due to expansion among large corporations have remained concerns for the Companies in relation to sustainable corporate value enhancement. Therefore, each of the Companies has sought measures to achieve further growth while addressing shortcomings.

Given this background, in August 2024 TSS proposed to R&D the establishment of a business alliance between the Companies (the “Business Alliance”) to discuss between the Companies the joint promotion of sales and development, believing that collaboration with R&D, which provides services to clients across diverse fields, including finance, manufacturing, distribution, and the public sector, would contribute to enhancing the corporate value of TSS, which aims to strengthen its non-financial sectors. Upon receiving this proposal, R&D perceived that collaborating with TSS, which possesses extensive expertise and a proven track record in the life and non-life insurance sectors, would lead to the accumulation of more advanced business knowledge and enhance development capabilities, and, as a consequence, R&D commenced discussion of the Business Alliance. Subsequently, the Companies individually explored and implemented various measures, including partnerships with other companies, to continue enhancing corporate value. During this process, as the Companies deepened their shared understanding of their respective business and competitive environments and their strategic directions, the Companies held multiple discussions regarding the potential for business synergies between them, and, consequently, on September 30, 2024, the Companies entered into a business alliance agreement pertaining to the Business Alliance.

Subsequently, while TSS recognized it had realized certain benefits through promotion of joint sales and development with R&D in the Business Alliance, TSS perceived that in order to further enhance its corporate value, it would be necessary to integrate the Companies’ business, technological, and human resources and strengthen development capabilities and profitability by building a platform and mutually leveraging sales infrastructure, and so, in May 2025, TSS proposed to R&D a management integration through the Share Transfer. R&D also recognized the complementary nature of the Companies’ business domains and customer bases made apparent through the Business Alliance, and since the benefits of expanding human resources, technological capabilities, data assets, and sales channels through joint development and sales activities had been clearly demonstrated, and R&D perceived that further synergies could be achieved with TSS, R&D made the decision to formally consider management integration through the Share Transfer. Subsequently, the Companies reaffirmed during substantive discussions together that the Companies complement each other in terms of their strengths and shortcomings, and the Companies came to share a common awareness that maximization of their respective strengths by management integration through the Share Transfer would create the prospect of achieving significant synergies outlined in “(2) Purpose of the Share Transfer and anticipated synergies” below and enable flexible adaptation to rapidly changing market conditions, achievement of sustainable growth, and enhancement of medium-to-long-term corporate value. As a consequence, the Companies decided as of November 13, 2025 to implement the Management Integration in a spirit of equality.

(2)	Purpose of the Share Transfer and anticipated synergies

The Companies seek to establish unique positions within the information services industry and enhance corporate value by achieving the synergies set out below and integrating and effectively utilizing their management resources through the Share Transfer.

(i)	Expansion of customer base and business portfolio

R&D excels in package-based system integration across diverse sectors, including finance, manufacturing, distribution, and the public sector, and since the launch of its package-based system integration service in 2010, the service has grown to currently constitute no less than 30% of sales. On the other hand, TSS possesses extensive operational expertise and a proven track record in large-scale system development within the life and non-life insurance fields and has established a solid order base. Since the Companies each possess not only distinct know-how but also distinct customer bases, the Management Integration will expand cross-selling and upselling opportunities through mutual utilization of each other’s customer bases and expertise. Further, the Companies aim to build a framework that covers a broader range of areas and flexibly responds to diverse industry needs. Additionally, by mutually complementing each other’s sales networks and project acquisition channels, the Companies will expand proposal opportunities into areas that have been previously difficult to adequately address, diversifying their customer bases and establishing an even more stable revenue foundation.

(ii)	New service creation and project efficiency

Through the Business Alliance, the Companies have pursued the creation of new services and the enhancement of project efficiency and quality, which have been achieved by sharing technologies in cutting-edge fields, such as generative AI, and in new business areas, as well as sharing project monitoring methodologies and software quality management techniques. Through the Management Integration, the Companies will aim to further accelerate these initiatives and achieve the normalization and scaling up of technological collaboration in order to establish a competitive advantage within the information services industry in which the Companies operate.

(iii)	Strengthening human resources and organizational structure

The Management Integration will accelerate mutual exchanges between the Companies’ engineers and project managers, enabling faster skill enhancement and talent development across both organizations. Furthermore, the Companies believe employee engagement will be boosted after the Management Integration as the Companies’ employees will be provided with more diverse opportunities to excel. The Companies will promote the streamlining of organizational operations and further strengthening of governance through collaboration to establish a uniform human resource development system targeting personnel from junior to senior levels and by mutually utilizing and integrating the management expertise that the

Companies possess.

(iv)	Cost Streamlining and strengthening management foundations

Through the Management Integration, the Companies will realize streamlining of business processes and optimization of redundant investments and operational costs by sharing and allocating internal and external resources across development, sales, and corporate management functions.

2.	Contents of the Share Transfer Plan

The contents of the Share Transfer Plan are set out in the “Written Share Transfer Plan (Copy)” below.

Written Share Transfer Plan (Copy)

Toho System Science Co., Ltd. (“TSS”) and R&D Computer Co., Ltd. (“R&D”) have agreed to conduct a share transfer by means of a joint share transfer and have jointly prepared the following written share transfer plan (this “Plan”).

Article 1   Share Transfer

Pursuant to the provisions of this Plan, TSS and R&D will conduct a share transfer whereby, on the Establishment Date of a wholly owning parent company incorporated in a share transfer that is newly established by means of a joint share transfer (“NewCo”; the Establishment Date is defined in Article 6), NewCo will be caused to acquire all of the issued shares of TSS and R&D (the “Share Transfer”), and TSS and R&D will become wholly owned subsidiaries of NewCo through the Share Transfer.

Article 2   Purpose, trade name, head office location, total number of authorized shares, and other matters specified in the articles of incorporation of NewCo

1.	The purpose, trade name, head office location, and total number of authorized shares of NewCo are set out below.
(i)	Purpose

The purpose of NewCo is stated in Article 2 of the attached articles of incorporation.

(ii)	Trade name

The trade name of NewCo will be “K.K. Toranvia” in Japanese and “Toranvia Co., Ltd.” in English.

(iii)	Head office location

NewCo’s head office location will be Bunkyo-ku, Tokyo.

(iv)	Total number of authorized shares

The total number of authorized shares of NewCo will be 120,000,000 shares.

2.	In addition to the items listed in the preceding paragraph, matters stipulated in NewCo’s articles of incorporation will be as stated in the attached articles of incorporation.

Article 3   Names of directors at incorporation, names of company auditors at incorporation, and name of financial auditor at incorporation

1.	The names of the directors at incorporation of NewCo will be as follows.

Director at incorporation (scheduled to be appointed as representative director and chairperson): Tomoyasu Kosaka

Director at incorporation (scheduled to be appointed as president and representative director): Yoshiaki Fukushima

Director at incorporation: Kazuhisa Sasanuma

Director at incorporation: Masayo Sunaga

Director at incorporation: Takanori Ishii

Director at incorporation: Keiichi Yamamura

Director at incorporation: Isao Hironaga

Director at incorporation: Fumitoshi Okuno

Outside director at incorporation: Hiroyuki Morita

Outside director at incorporation: Akira Uemura

Outside director at incorporation: Ichiro Akita

Outside director at incorporation: Hiromi Kimura

2.	The names of the company auditors at incorporation of NewCo will be as follows.

Company auditor at incorporation: Naoki Tanabe

Outside company auditor at incorporation: Katsuhiko Kudo

Outside company auditor at incorporation: Toshihiko Hirose

3.       The name of the financial auditor at incorporation of NewCo will be as follows.

Deloitte Touche Tohmatsu LLC

Article 4   Shares to be delivered in connection with the Share Transfer and allocation of those shares

1.	In connection with the Share Transfer, NewCo will deliver to the respective shareholders of TSS and R&D as of the time immediately prior to the acquisition by NewCo of all issued shares of TSS and R&D (the “Base Time”) a number of shares of common stock in NewCo equivalent to the sum of the following (the “Deliverable Shares”) in exchange for the shares of common stock in TSS and R&D held by those shareholders: (i) the number obtained by multiplying the total number of shares of common stock issued by TSS as of the Base Time by 1.27; and (ii) the number obtained by multiplying the total number of shares of common stock issued by R&D as of the Base Time by 1.
2.	NewCo will, in accordance with the following ratio (the “Share Transfer Ratio”), allocate to the respective shareholders of TSS and R&D as of the Base Time the Deliverable Shares to be delivered pursuant to the preceding paragraph:
(1)	to shareholders of TSS: 1.27 shares of common stock in NewCo for each share of common stock held in TSS; and
(2)	to shareholders of R&D: one share of common stock in NewCo for each share of common stock held in R&D.
3.	If any fractional share less than one share arises in the calculations provided for in the preceding two paragraphs, that fractional share will be handled in accordance with the provisions of Article 234 of the Companies Act (Act No. 86 of July 26, 2005; as amended) and other relevant laws and regulations.

Article 5   Amounts of NewCo’s stated capital and reserves

The amounts of NewCo’s stated capital and reserves as of the Establishment Date of NewCo are set out below.

(1)	Stated capital amount: 2 billion yen
(2)	Capital reserve amount: 500 million yen
(3)	Retained earnings reserve amount: 0 yen

Article 6   Date of Establishment of NewCo

The date on which the establishment of NewCo is to be registered (in this Plan, the “Establishment Date”) is April 1, 2026. However, if necessary due to the procedural requirements of the Share Transfer or other reasons, the Establishment Date may be changed by mutual agreement through consultation between TSS and R&D.

Article 7   Shareholders meeting for share transfer plan approval

1.	TSS will convene an extraordinary shareholders meeting on January 16, 2026, to seek resolutions approving this Plan and matters necessary for the Share Transfer.
2.	R&D will convene an extraordinary shareholders meeting on January 16, 2026, to seek resolutions approving this Plan and matters necessary for the Share Transfer.
3.	If necessary due to procedural requirements for the Share Transfer or other reasons, TSS and R&D may, by mutual agreement through consultation, change the date of any shareholders meeting to seek resolutions approving this Plan and matters necessary for the Share Transfer as specified in the preceding two paragraphs.

Article 8   Share listing; shareholder register administrator

1.	NewCo will plan to list its issued shares of common stock on the Prime Market of Tokyo Stock Exchange, Inc. on the Establishment Date, and TSS and R&D will consult and cooperate with each other to the extent possible in order to conduct the procedures necessary for that listing.
2.	NewCo’s shareholder register administrator at the time of NewCo’s establishment will be Sumitomo Mitsui Trust Bank, Limited.

Article 9   Dividends of surplus

1.	TSS may pay dividends of surplus (i) to common shareholders of TSS or registered pledgees of shares of common stock in TSS entered or recorded in the final shareholder register as of September 30, 2025, up to a maximum of 20 yen per share of common stock, and (ii) to common shareholders of TSS or registered pledgees of shares of common stock in TSS entered or recorded in the final shareholder register as of March 31, 2026, up to a maximum of 25 yen per share of common stock.
2.	R&D may pay dividends of surplus (i) to common shareholders of R&D or registered pledgees of shares of common stock in R&D entered or recorded in the final shareholder register as of September 30, 2025, up to a maximum of 19 yen per share of common stock, and (ii) to common shareholders of R&D or registered pledgees of shares of common stock in R&D entered or recorded in the final shareholder register as of March 31, 2026, up to a maximum of 19 yen per share of common stock.
3.	Except as specified in the preceding two paragraphs, each of TSS and R&D must not, during the period from the preparation of this Plan until the Establishment Date of NewCo, resolve to pay dividends of surplus based on a record date that falls on or before the Establishment Date of NewCo, unless TSS and R&D mutually agree otherwise through consultation.

Article 10   Handling of treasury shares

Each of TSS and R&D will, by a resolution adopted at a meeting of its board of directors held no later than the day before the Establishment Date of NewCo, cancel all treasury shares it holds as of the Base Time (including its own shares acquired in response to a demand for the purchase of shares by dissenting shareholders exercised pursuant to Article 806, paragraph (1) of the Companies Act in connection with the Share Transfer).

Article 11 Management of company assets

1.	During the period from the preparation of this Plan until the Establishment Date of NewCo, each of TSS and R&D will conduct the execution of its business and the management and administration of its assets with the due care of a prudent manager and, in relation to any act that might significantly affect its assets, rights, or obligations, will consult and agree in advance with the other party before conducting that act, unless otherwise specified in this Plan.
2.	During the period from the preparation of this Plan until the Establishment Date of NewCo, if TSS or R&D becomes aware of any event or circumstance that might significantly adversely affect the execution of the Share Transfer or the reasonableness of the Share Transfer Ratio, then it will promptly notify the other party to that effect in writing, and TSS and R&D will then consult in good faith regarding the handling of that matter.

Article 12   Effectiveness of this Plan

This Plan will cease to be effective if the resolutions regarding approval of this Plan or matters necessary for the Share Transfer are not adopted at either TSS’s or R&D’s shareholders meeting as specified in Article 7, if the necessary approvals or permits from relevant authorities required to execute the Share Transfer are not obtained by the Establishment Date of NewCo, or if the Share Transfer is terminated pursuant to the following Article.

Article 13   Amendment of share transfer terms and conditions; termination of the Share Transfer

TSS and R&D may, upon mutual consultation through agreement, amend the terms of conditions of the Share Transfer or other contents of this Plan or terminate the Share Transfer if, during the period from the preparation of this Plan until the Establishment Date of NewCo, (i) a material change occurs in the financial or operational status of TSS or R&D or an event that will significantly affect that status is discovered, (ii) any circumstance significantly hindering the execution of the Share Transfer arises or becomes apparent, or (iii) achievement of the objectives of this Plan becomes significantly difficult.

Article 14   Matters for consultation

In addition to the matters specified in this Plan, matters not specified in this Plan and other matters necessary for the Share Transfer will be determined through separate consultation and agreement between TSS and R&D in accordance with the purport of this Plan.

End

This Plan has been prepared in two originals, to each of which TSS and R&D have affixed their respective names and seals, and each party retains one original.

November 13, 2025

TSS:	1-12-14 Koishikawa, Bunkyo-ku, Tokyo

Toho System Science Co., Ltd.

Tomoyasu Kosaka, President and Representative Director

This Plan has been prepared in two originals, to each of which TSS and R&D have affixed their respective names and seals, and each party retains one original.

November 13, 2025

R&D:	4-13-23 Shibaura, Minato-ku, Tokyo

R&D Computer Co., Ltd.

Yoshiaki Fukushima, President and Representative Director

(Attachment)

Articles of Incorporation

Chapter 1 General Provisions

Article 1    Trade Name

The Company’s name is “Kabushiki Kaisha Toranvia,” which is “Toranvia Co. Ltd.” in English.

Article 2    Purposes

The Company’s purpose is, by holding shares, equity interest, etc. in companies (including foreign companies), partnerships (kumiai) (including foreign equivalents), and other business entities that are engaged in the following businesses, to control and manage the business activities of those companies, partnerships (kumiai), and other business entities:

(1)	consulting, planning, design, and development for various types of software, as well as the sale, operation, maintenance, and management of various types of software;
(2)	sale and rental of computer systems, peripherals, and related articles;
(3)	planning, design, construction, introduction, operation, maintenance, and management of IT infrastructures and network environments;
(4)	consulting, planning, design, construction, introduction, operation, maintenance, and management of cloud services and other Internet applications;
(5)	undertaking contracted services involving data processing, information searches, and investigations and analysis utilizing IT devices and systems;
(6)	consulting on advancing the adoption of IT and DX (digital transformation) in business services;
(7)	temporary staffing services and paid employment placement services; and
(8)	any and all services incidental to what is listed above.

Article 3    Location of the head office

The Company has its head office in Bunkyo-ku, Tokyo.

Article 4    Means of public notice

1.	The Company issues public notices by way of electronic public notice.
2.	If public notices cannot be issued by way of electronic public notice due to compelling circumstances, the Company will give public notice by means of publication in The Nihon Keizai Shimbun.

Chapter 2 Shares

Article 5    Total number of authorized shares

The total number of shares the Company is authorized to issue is 120 million shares.

Article 6    Company’s acquisition of its own shares

The Company may acquire its own shares through market transactions or equivalent means, based on a board of directors resolution.

Article 7    Number of shares in a unit

There are 100 shares in one unit of ownership in the Company.

Article 8    Restrictions on the rights of shareholders holding less than one unit

A shareholder holding less than one unit of shares in the Company may not exercise any rights other than the following:

(1)	the rights stated in each of the items of Article 189, paragraph (2) of the Companies Act;
(2)	the right to make a demand under Article 166, paragraph (1) of the Companies Act; and
(3)	the right to be allotted a number of shares for subscription or share options for subscription that is commensurate with the number of shares held by that shareholder.

Article 9    Administrator of shareholder registers

1.	The Company has an administrator of shareholder registers.
2.	The administrator of shareholder registers and the location where the administration is handled are selected by a resolution of the board of directors.
3.	The Company’s shareholder register and share option register are kept at the location where the administrator of shareholder registers handles the administration of those registers. The Company causes the administrator of shareholder registers to enter or record information in the shareholder register and share option register and to handle other administration related to shares and share options; the Company does not handle these matters.

Article 10    Share handling rules

Other than as provided for by laws, regulations, or these articles of incorporation, the share handling rules established by the board of directors govern (a) the entry and recording of information in the shareholder register and the share option register, (b) the handling of other administration related to shares and share options, related fees, and procedures conducted upon the exercise of rights by shareholders, and (c) other related matters.

Article 11    Record date

1.	The Company determines the shareholders with voting rights that are entered or recorded in the latest shareholder register as of March 31 of each year to be the shareholders that are entitled to exercise rights at the annual shareholders meeting for that business year.
2.	The preceding paragraph notwithstanding, the Company may, if necessary and after issuing advance public notice, determine by a resolution of the board of directors that the shareholders or registered pledgees of shares that are entered or recorded in the latest shareholder register as of a fixed date are the shareholders and registered pledgees of shares that are entitled to exercise their rights.

Chapter 3    Shareholders Meetings

Article 12    Convening

The Company’s annual shareholders meeting is convened within three months after the end of each business year, and extraordinary shareholders meetings are convened as necessary.

Article 13    Convenor and chair for shareholders meetings

1.	Except as otherwise provided for by laws and regulations, shareholders meetings are convened by the representative director, based on a resolution of the board of directors. If the representative director is unavailable to do so, another director will act as convenor, based on the order that the board of directors has established in advance.
2.	The representative director acts as chair of shareholders meetings. If the representative director is unable to do so, another director will act as convenor, based on the order that the board of directors has established in advance.

Article 14    Measures to provide information electronically

1.	When convening a shareholders meeting, the Company takes measures to electronically provide the content of the reference documents for that shareholders meeting.
2.	If a shareholder requests to be delivered a written document no later than the record date for voting rights, the Company is not required to include in the document it delivers to the shareholder any or all of the matters whose omission is permitted as prescribed by Order of the Ministry of Justice that are among those for which the Company takes electronic provision measures.

Article 15    Proxy voting

1.	Each shareholder is entitled to exercise that shareholder’s voting rights by proxy through one other shareholder holding voting rights in the Company.
2.	In a case as referred to in the preceding paragraph, the shareholder or the proxy must submit a written certificate evidencing the proxy’s authority to the Company for each shareholders meeting at which the shareholder votes by proxy.

Article 16    Adopting shareholders meeting resolutions

1.	Except as otherwise provided for by laws, regulations, or these articles of incorporation, a resolution at a shareholders meeting is adopted if it receives a majority of the votes of the shareholders that are present at the meeting and entitled to vote
2.	Except as otherwise provided for by these articles of incorporation, a resolution under Article 309, paragraph (2) of the Companies Act is adopted if it receives at least a two-thirds majority of the votes of shareholders present at a meeting where the shareholders present hold at least one-third of the voting rights that shareholders are entitled to exercise.

Article 17    Minutes of shareholders meetings

In the minutes of a shareholders meeting, the preparer states or records an outline of the course of proceedings, the outcomes of the meeting, and other matters prescribed by laws and regulations.

Chapter 4    Directors and the Board of Directors

Article 18    Establishment of a board of directors

The Company has a board of directors.

Article 19    Number of directors

The Company has no more than 16 directors.

Article 20    Election of directors

1.	A director is elected based on a shareholders meeting resolution.
2.	A resolution to elect a director is adopted by a majority of the votes of the shareholders present at a meeting where the shareholders present hold at least one-third of the voting rights that shareholders are entitled to exercise.
3.	Cumulative voting is not used to elect directors.

Article 21    Directors’ terms of office

A director’s term of office continues until the end of the annual shareholders meeting for the last of the business years that end within one year after that director’s election.

Article 22    Representative directors and directors with specific titles

1.	The Company appoints at least one representative director based on a board of directors resolution.
2.	A representative director represents the Company and executes the Company’s business.
3.	The board of directors may, by a board of directors resolution, appoint one chairperson, one president, and a few persons in each of the roles of vice chairperson, vice president, senior managing director, and managing director.

Article 23    Convenor and chair for board of directors meetings

1.	Except as otherwise provided for by laws and regulations, the representative director convenes board of directors meetings. If the representative director is unavailable to do so, another director will convene board of directors meetings, based on the order that the board of directors has established in advance.
2.	The representative director chairs board of directors meetings. If the representative director is unavailable to do so, another director will chair board of directors meetings, based on the order that the board of directors has established in advance.

Article 24    Notice to convene for board of directors meetings

1.	Notice to convene for a board of directors meeting is issued to each director and to each company auditor no later than three days before the meeting date. However, this period may be shortened in the case of urgent necessity.
2.	If all of the directors and company auditors give their consent, a board of directors meeting may be held without following the procedures for convening one.

Article 25    Adopting board of directors resolutions

A board of directors resolution will be adopted if supported by a majority of the directors present, at a meeting where a majority of the directors who are entitled to participate in the vote are present.

Article 26    Omitting the formalities of board of directors resolutions

If all of the directors have agreed, either in writing or in the form of an electronic or magnetic record, with regard to a matter for resolution proposed by a director, the Company will deem that matter to have been adopted as a board of directors resolution. However, this does not apply if a company auditor voices an objection.

Article 27    Minutes of board of directors meetings

In the minutes of a board of directors meeting, the preparer states or records an outline of the course of proceedings, the outcomes of the meeting, and other matters prescribed by laws and regulations, and the directors and company auditors who were present at the meeting affix their names and seals or their electronic signatures.

Article 28    Board of directors rules

Beyond what is provided for by laws and regulations and these articles of incorporation, the board of directors rules established by the board of directors govern matters that concern the board of directors.

Article 29    Directors’ Compensation

For directors, a board of directors resolution determines the remuneration, bonuses, and other such economic benefits received from the Company as consideration for performing their duties (“Compensation”).

Article 30    Entering into limitation of liability agreements with directors

The Company may enter into an agreement with a director (other than an executive officer, manager, or other employee of the Company or any subsidiary) concerning liability under Article 423, paragraph (1) of the Companies Act that limits the director’s liability to compensate in a case meeting the requirements prescribed by laws and regulations. However, the maximum amount of damages for which the director is to be held liable under that agreement is to be the minimum liability amount prescribed by laws and regulations.

Chapter 5    Company Auditors and the Board of Company Auditors

Article 31    Company auditors; establishment of a board of company auditors

The Company has company auditors and a board of company auditors.

Article 32    Number of company auditors

The Company has no more than six company auditors.

Article 33    Election of company auditors

1.	A company auditor is elected based on a shareholders meeting resolution.
2.	A resolution to elect a company auditor is adopted by a majority of the votes of the shareholders present at a meeting where the shareholders present hold at least one-third of the voting rights that shareholders are entitled to exercise.

Article 34    Company auditors’ terms of office

1.	A company auditor’s term of office continues until the end of the annual shareholders meeting for the last of the business years that end within four years after that company auditor’s election.
2.	If a company auditor is elected to fill the vacant position of a company auditor who leaves office before the end of their term, the newly elected company auditor’s term will be the remaining term of the predecessor.

Article 35    Full time company auditors

The board of company auditors appoints at least one full-time company auditor from among the company auditors.

Article 36    Notice to convene for board of company auditors meetings

1.	Notice to convene for a board of company auditors meeting is issued to each company auditor no later than three days before the meeting date. However, this period may be shortened in the case of urgent necessity.
2.	If all of the company auditors give their consent, a board of company auditors meeting may be held without following the procedures for convening one.

Article 37    Adopting board of company auditors resolutions

Unless otherwise prescribed by laws and regulations, a board of company auditors resolution will be adopted if supported by a majority of the company auditors.

Article 38    Minutes of board of company auditors meetings

In the minutes of a board of company auditors meeting, the preparer states or records an outline of the course of proceedings, the outcomes of the meeting, and other matters prescribed by laws and regulations, and the company auditors who were present at the meeting affix their names and seals or their electronic signatures.

Article 39    Board of company auditors regulations

Beyond what is provided for by laws and regulations and these articles of incorporation, the board of company auditors regulations established by the board of company auditors govern matters that concern the company auditors.

Article 40    Company auditors’ Compensation

For company auditors, Compensation is determined by shareholders meeting resolution.

Article 41    Entering into limitation of liability agreements with company auditors

The Company may enter into an agreement with a company auditor concerning liability under Article 423, paragraph (1) of the Companies Act that limits the company auditor’s liability to compensate in a case meeting the requirements prescribed by laws and regulations. However, the maximum amount of damages for which the company auditor is to be held liable under that agreement is to be the minimum liability amount prescribed by laws and regulations.

Chapter 6    Financial Auditor

Article 42    Establishment of a financial auditor role

The Company has a financial auditor.

Article 43    Election of the financial auditor

The financial auditor is elected based on a shareholders meeting resolution.

Article 44    Financial auditor’s terms of office

1.	The financial auditor’s term of office continues until the end of the annual shareholders meeting for the last of the business years that end within one year after the financial auditor’s election.
2.	Unless there is a resolution to the contrary at the annual shareholders meeting referred to in the preceding paragraph, the financial auditor will be deemed to have been reelected at that annual shareholders meeting.

Article 45    Financial auditor’s Compensation

For the financial auditor, Compensation is determined by the representative director, with the consent of the board of company auditors.

Article 46    Entering into a limitation of liability agreement with the financial auditor

The Company may enter into an agreement with the financial auditor concerning liability under Article 423, paragraph (1) of the Companies Act that limits the financial auditor’s liability to compensate in a case meeting the requirements prescribed by laws and regulations. However, the maximum amount of damages for which the financial auditor is to be held liable under that agreement is to be the minimum liability amount prescribed by laws and regulations.

Chapter 7    Accounting

Article 47    Business year

The Company’s business year is from April 1 of each year through March 31 of the following year.

Article 48    Dividends of surplus

1.	The Company may determine the matters listed in each of the items of Article 459, paragraph (1) of the Companies Act by a board of directors resolution.
2.	The Company pays dividends of surplus in the form of monies to the shareholders and registered pledgees of shares that are entered or recorded in the latest shareholder register as of March 31 or September 30 of each year.

Article 49    Temporal limitations on distribution

1.	The Company will be released from the duty to pay a dividend of surplus if the payment of that dividend is not received despite the lapse of three full years after the payment commencement date for that dividend.
2.	Unpaid dividend monies do not accrue interest.

Chapter 8    Supplementary Provisions

Article 50    Initial directors’ and initial company auditors’ Compensation

1.	Notwithstanding the provisions of Article 29, during the period from the Company’s date of establishment until the end of the first shareholders meeting, the total amount of the Company directors’ Compensation from monetary remuneration is to be no more than 500 million yen per annum.
2.	In a separate category from the monetary remuneration referred to in the preceding paragraph, the total amount of monetary remuneration claims to be issued to directors (other than outside directors; those directors other than outside directors, “Eligible Directors”) as Compensation to be exchanged for transfer-restricted shares is to be no more than 100 million yen per annum.

Based on a resolution of the Company’s board of directors, the Company will issue monetary remuneration claims to Eligible Directors within the scope of the per-annum amount stated above as remuneration to be exchanged for transfer-restricted shares; each Eligible Director will receive an allotment of transfer-restricted shares upon delivering all of that Eligible Director’s monetary remuneration claims as a contribution in kind.

The amount of money to be paid in for transfer-restricted shares will be decided by a resolution of the Company’s board of directors (a) within a scope that does not particularly favor any Eligible Director receiving the transfer-restricted shares and (b) based on the closing price of the Company’s common shares on the Tokyo Stock Exchange as of the business day before the date of the resolution of the Company’s board of directors concerning the issuance or disposal of those transfer-restricted shares (or as of the immediately preceding trading day, if no trading occurred on the day in question).

The Company will issue the abovementioned monetary remuneration claim on the condition that the Eligible Director has agreed to make the abovementioned contribution in kind and has entered into an agreement on the allotment of transfer-restricted shares that includes the content of clauses (1) through (4) below.

The 200,000 transfer-restricted shares in total that are allotted to Eligible Directors represent the maximum number of transfer-restricted shares that may be allotted in each business year.

However, if the Company’s common shares become subject to a share split (including an allotment of the Company’s common shares without contribution) or a share consolidation, or in any other equivalent case that necessitates an adjustment to the total number of transfer-restricted shares that the Company allots, the Company may make reasonable adjustments to the total number of transfer-restricted shares it allots.

(1)	There are two types of transfer-restricted shares, namely, type-I transfer-restricted shares and type-II transfer-restricted shares. An Eligible Director who has received an allotment of transfer-restricted shares may not, during the period established below for that type of shares (the “Transfer Restriction Period”), transfer to a third party the transfer-restricted shares that the Eligible Director has been allotted (the “Allotted Shares”), place the Allotted Shares in pledge, hypothecate the Allotted Shares, make the Allotted Shares the subject of an inter vivos gift or a testamentary bequest, or take any other action whatsoever to dispose of the Allotted Shares (this restriction, the “Transfer Restriction”):
1.	type-I transfer-restricted shares: the 20-year to 30-year period established by the Company’s board of directors; and
2.	type-II transfer-restricted shares: the 3-year to 5-year period established by the Company’s board of directors.
(2)	If an Eligible Director who has received an allotment of transfer-restricted shares leaves office as a director of the Company on or after the start date of the Transfer Restriction Period but no later than the day before the Company’s first subsequent annual shareholders meeting is held, the Company will acquire the Eligible Director’s Allotted Shares at no cost, by operation of law, unless there are reasons not to do so that the Company’s board of directors finds to be appropriate. Additionally, if there are any Allotted Shares for which, based on the provisions regarding the grounds to lift the Transfer Restriction as stated in clause (3) below, the Transfer Restriction is not being lifted upon the expiration of the Transfer Restriction Period referred to in clause (1), the Company will acquire those Allotted Shares at no cost, by operation of law.
(3)	On the condition that an Eligible Director who has received an allotment of transfer-restricted shares has held a position as a director of the Company continuously from the start date of the Transfer Restriction Period until the day that the Company’s first subsequent annual shareholders meeting is held, the Company will lift the Transfer Restriction on all of the Eligible Director’s Allotted Shares upon the expiration of the Transfer Restriction Period. However, if the Eligible Director, for reasons that the Company’s board of directors finds to be appropriate, leaves office as a director of the Company before the expiration of the Transfer Restriction Period, the Company must, as needed, make reasonable adjustments to the number of the Eligible Director’s Allotted Shares for which the Company will lift the Transfer Restriction and to the timing at which the the Company will lift the Transfer Restriction for those Allotted Shares.

(4)	If, during the Transfer Restriction Period, a proposal concerning an organizational restructuring or similar change—such as (a) a merger or consolidation agreement in which the Company is to be the disappearing company or (b) a share exchange agreement or share transfer plan in which the Company is to become the wholly owned subsidiary company (this organizational restructuring or similar change, an “Organizational Change”—is approved at the Company’s shareholders meeting (or by the Company’s board of directors if the Organizational Change does not require approval at the Company’s shareholders meeting), then the Company will, by a resolution of the Company’s board of directors, do the following for the number of Allotted Shares that the Company finds to be reasonable in consideration of the length of time from the start date of the Transfer Restriction Period until the approval date of the Organizational Change: move forward its lifting of the Transfer Restriction to the date on which the Organizational Change takes effect.
3.	Notwithstanding the provisions of Article 40, the total amount of Consideration for company auditors during the period from the day of the Company’s establishment until the end of the first shareholders meeting thereafter is no more than 50 million yen per annum.

Article 51    Interim dividends in the initial business year

The Company may, by board of directors resolution, pay interim dividends, with September 30, 2026 as the record date.

Article 52    Deletion of Supplementary Provisions

These Supplementary Provisions will be automatically deleted at the end of the Company’s first annual shareholders meeting.

3.	Matters concerning the reasonableness of provisions related to matters provided for under Article 773, paragraph (1), items (v) and (vi) of the Companies Act

(1)	Matters related to the Joint Holding Company delivering to the Companies’ shareholders shares in the Joint Holding Company when the Share Transfer is conducted, and allotment of shares in the Joint Holding Company
(i)	Details of allotment for the Share Transfer
	R&D	TSS
Share transfer ratio	1	1.27

Note 1: Details of the allotment of shares related to the Share Transfer

One share of common stock in the Joint Holding Company will be allotted and delivered per share of common stock in R&D, and 1.27 shares of common stock in the Joint Holding Company will be allotted and delivered per share of common stock in TSS. However, if any material change or any circumstance that would materially affect the various terms and conditions on which the calculation is based arises, the Companies may change the share transfer ratios above upon consultation.

The share unit number of the Joint Holding Company will be 100 shares.

If any fractions less than one share arise in the number of shares of common stock in the Joint Holding Company that must be delivered to the shareholders of R&D or TSS resulting from the Share Transfer, an amount will be paid to each of those shareholders in proportion to the fractional part less than one share in accordance with Article 234 of the Companies Act and the provisions of other relevant laws and ordinances.

Note 2: Number of new shares to be delivered (scheduled) by the Joint Holding Company through the Share Transfer: 39,975,987 shares of common stock

The number above is based on the total number of issued shares in R&D as of September 30, 2025 (17,967,900 shares) and the total number of issued shares in TSS as of September 30, 2025 (20,798,988 shares). However, the Companies plan to cancel, by the Effective Date of the Share Transfer, treasury shares currently held or newly acquired in the future to the extent practicable. Therefore, the number of treasury shares held by R&D as of September 30, 2025 (15,734 shares of common stock) and the number of treasury shares held by TSS as of September 30, 2025 (3,457,396 shares of common stock) are excluded from the calculation above of the new shares to be issued. Please note that the actual number of treasury shares to be canceled by the Effective Date of the Share Transfer is currently undetermined and that the number of shares above to be issued by the Joint Holding Company might change.

Note 3: Handling of shares less than one unit

It is planned that an application will be made for a new listing on the Tokyo Stock Exchange (the “TSE”) of the shares in the Joint Holding Company to be allotted to the shareholders of the Companies resulting from the Share Transfer, and if that application is approved, the shares of the Joint Holding Company will be tradable on the TSE.

Consequently, it is believed that shareholders of R&D or TSS who hold 100 or more shares in R&D or 79 or more shares in TSS and who receive through the Share Transfer an allotment of at least 100 shares in the Joint Holding Company, which is the minimum unit of its shares, will continue to have access to liquidity for the shares in the Joint Holding Company.

Each shareholder of either of the Companies who receives an allotment of less than 100 shares in the Joint Holding Company may not sell those allotted shares on the TSE or any other financial instruments exchange; however, each shareholder who comes to hold those fractional shares may, pursuant to the provisions of Article 192, paragraph (1) of the Companies Act, request the Joint Holding Company to repurchase the fractional shares held by the shareholder.

(2)	Calculation basis for allotments in connection with the Share Transfer
(A)	Basis and reason for allotments

In order to ensure that the share transfer ratio described in “(i) Details of allotment for the Share Transfer” above (the “Share Transfer Ratio”) is fair and appropriate for the Companies when calculating the Share Transfer Ratio, R&D has appointed Nomura Securities Co., Ltd. (“Nomura Securities”), and TSS has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), as financial advisors and third-party appraisers that are independent of the Companies.

As a result of R&D’s careful deliberation and examination of the share transfer calculation results and advice from Nomura Securities, which is the third-party appraiser described in “(a) Obtainment of valuation reports regarding share transfer ratio from independent third-party appraisers” under “(D) Measures to ensure fairness” below, and legal advice from the law firm Mori Hamada & Matsumoto (“Mori Hamada & Matsumoto”) described in “(b) Advice from independent law firms” under “(D) Measures to ensure fairness” below, as well as the results of a variety of due diligence conducted by R&D and its advisors on TSS, and after taking into consideration financial conditions, performance trends, stock price trends, and the like, R&D reached the conclusion that the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above is appropriate and that the Share Transfer will contribute to the interests of the shareholders of R&D.

As a result of TSS’s careful deliberation and examination of the share transfer calculation results and advice from SMBC Nikko Securities, which is the third-party appraiser described in “(a) Obtainment of valuation reports regarding share transfer ratio from independent third-party appraisers” under “(D) Measures to ensure fairness” below, and legal advice from the law firm Nakamura, Tsunoda & Matsumoto described in “(b) Advice from independent law firms” under “(D) Measures to ensure fairness” below, as well as the results of a variety of due diligence conducted by TSS and its advisors on R&D, and after taking into consideration financial conditions, performance trends, stock price trends, and the like, TSS reached the conclusion that the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above is appropriate and that the Share Transfer will contribute to the interests of the shareholders of TSS.

As described above, the Companies repeatedly held careful negotiations and consultations based on the results of due diligence conducted by the Companies on each other while referring to the calculation results and analysis by their respective third-party appraisers and advice from their respective legal advisors and comprehensively taking into account the financial conditions, stock price movement, future outlooks, and other factors of the Companies, and, as a result, the Companies have reached the decision that the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above is appropriate and that the Share Transfer will contribute to the interests of their respective shareholders.

Accordingly, the Companies entered into the Management Integration Agreement and jointly prepared the Share Transfer Plan based on resolutions regarding execution of the Management Integration Agreement adopted at the Companies respective board of directors meetings held on November 13, 2025.

(B)	Matters relating to calculation
(a)	Names of the appraisers and relationships with listed companies and each other

Neither Nomura Securities nor SMBC Nikko Securities is a related party of either of the Companies or has a material interest that must be stated in relation to the Share Transfer. Compensation for Nomura Securities and SMBC Nikko Securities related to the Share Transfer includes a fixed fee payable regardless of the success of the Share Transfer as well as a success fee payable upon completion of the Share Transfer.

(b)	Outline of calculation

Nomura Securities performed its calculation in relation to the Share Transfer Ratio by adopting the following: the average market share price method, because the shares of the Companies are listed on the TSE Prime Market and thus each has a referenceable market share price; the comparable companies method, because multiple listed companies that can be compared to the Companies exist and it is possible to make analogical inferences of share prices by comparing similar companies for each of the Companies; and the discounted cash flow method (the “DCF Method”) in order to reflect the status of future business activities.

The calculation results for each method are as follows. Note that “Calculation ranges for share transfer ratio” below indicates the ranges for shares of common stock in the Joint Holding Company allocated per share of common stock in TSS if one share of common stock in the Joint Holding Company is allocated per share of common stock in R&D.

Calculation ranges for share transfer ratio
Average market share price method	1.16–1.43
Comparable companies method	0.84–1.27
DCF Method	1.18–1.34

The calculation reference date for the average market share price is November 12, 2025, and the calculation has been made based on the closing price on the calculation reference date, the simple average closing price for five business days from November 6, 2025 to the calculation reference date, the simple average closing price for one month from October 14, 2025 to the calculation reference date, the simple average closing price for three months from August 13, 2025 to the calculation reference date, and the simple average closing price for six months from May 13, 2025 to the calculation reference date.

In calculating the share transfer ratio above, Nomura Securities has used information provided to it by the Companies, publicly available information, and the like assuming that all such materials, information, and the like are accurate and complete, and Nomura Securities has not made any independent study of the accuracy or completeness thereof. Nomura Securities has not made any independent assessment, appraisal, or evaluation, and has not requested any independent institution to conduct any appraisal or evaluation, in connection with any assets or liabilities (including derivative transactions, off-balance-sheet assets or liabilities, or other contingent liabilities) of the Companies or any of their affiliates, including analysis or assessment of individual assets and liabilities. The calculation of the share transfer ratio by Nomura Securities reflects information and economic conditions as of November 12, 2025. Furthermore, the financial projections and other forward-looking information concerning R&D have been reasonably prepared by the management of R&D based on the best and most honest forecasts and judgments currently available, and the financial projections and other forward-looking information concerning TSS have been reasonably reviewed and confirmed by the management of R&D based on the best and most honest forecasts and judgments currently available. These calculations are premised on the assumption that the financial conditions of the Companies will evolve in accordance with such projections.

The business plans of the Companies that Nomura Securities used as a basis for the calculation in the DCF Method do not incorporate synergies resulting from the Share Transfer. The business plan of R&D for the fiscal years from March 2026 to March 2028 that Nomura Securities used as the basis for the calculation in the DCF Method includes a fiscal year in which significant changes in profit and significant changes in free cash flow compared to the previous fiscal year are expected. Specifically, for the fiscal year ending March 2026, R&D expects a significant increase in operating profit and EBITDA compared to the previous fiscal year (year-on-year increases of 39% and 36%, respectively) and a significant increase in free cash flow compared to the previous fiscal year (year-on-year increase of 134%) due mainly to a large-scale unprofitable project active from the end of the fiscal year ending March 2024 through the first quarter of the fiscal year ending March 2025 concluding at the end of March 2025, meaning the extinguishment of a loss-causing factor. The business plan of TSS for the fiscal years from March 2026 to March 2028 that Nomura Securities used as the basis for the calculation in the DCF Method does not include any fiscal years that are expected to show significant changes in profit or significant changes in free cash flow compared to the previous fiscal year.

SMBC Nikko Securities performed its calculation in relation to the Share Transfer Ratio by adopting the following: the market share price method, because the shares of the Companies are listed on the TSE Prime Market and thus each has a referenceable market share price; the comparable listed companies method, because multiple listed companies engaged in businesses relatively similar to those of the Companies exist and it is possible to make analogical inferences of share prices by comparing similar listed companies; and the DCF Method to evaluate intrinsic value based on the future business activities of the Companies.

The calculation results for each method above are as follows. Note that “Calculation ranges for share transfer ratio” below indicates the ranges for shares of common stock in the Joint Holding Company allocated per share of common stock in TSS if one share of common stock in the Joint Holding Company is allocated per share of common stock in R&D.

Calculation ranges for share transfer ratio
Market share price method	1.17–1.43
Comparable listed company analysis	1.03–1.35
DCF Method	0.83–1.43

The calculation reference date for the market share price method is November 12, 2025. Valuations were performed using the simple average of closing prices (rounded to the nearest yen) for each of the one-month, three-month, and six-month periods ending on the calculation reference date on the TSE Prime Market. Based on these results, the share transfer ratio range was calculated as described above.

In calculating the share transfer ratio, SMBC Nikko Securities has, in principle, employed information provided to it by the Companies, publicly available information, and the like assuming that all such materials, information, and the like employed are accurate and complete, and SMBC Nikko Securities has not made any independent study of the accuracy or completeness thereof. SMBC Nikko Securities has not made any independent assessment, appraisal, or evaluation, and has not requested any independent institution to conduct any assessment, appraisal, or evaluation, in connection with any assets or liabilities (including off-balance-sheet assets or liabilities or other contingent liabilities) of each of the Companies or any of their affiliates. Furthermore, the financial projections (including profit plans and other information) submitted by each of the Companies are premised on the assumption that they have been reasonably prepared by the management of each of the Companies based on the best forecasts and judgments available at the time such information was provided.

The business plans of the Companies that SMBC Nikko Securities used as a basis for the calculation in the DCF Method do not incorporate synergies resulting from the Share Transfer. The business plan of TSS for the fiscal years from March 2026 to March 2028 that SMBC Nikko Securities used as the basis for the calculation in the DCF Method does not include any fiscal years that are expected to show significant changes in profit or significant changes in free cash flow compared to the previous fiscal year. The business plan of R&D for the fiscal years from March 2026 to March 2028 that SMBC Nikko Securities used as the basis for the calculation in the DCF method includes a fiscal year in which significant changes in profit and significant changes in free cash flow compared to the previous fiscal year are expected. Specifically, for the fiscal year ending March 2026, R&D expects a significant increase in operating profit and EBITDA compared to the previous fiscal year (year-on-year increases of 39% and 36%, respectively) and a significant increase in free cash flow compared to the previous fiscal year (year-on-year increase of 36%) due mainly to a large-scale unprofitable project active from the end of the fiscal year ending March 2024 through the first quarter of the fiscal year ending March 2025 concluding at the end of March 2025, meaning the extinguishment of a loss-causing factor.

(C)	Matters relating to the listing application for the Joint Holding Company

The Companies plan to submit to the TSE Prime Market a new listing application (for technical listing) for the shares in the Joint Holding Company to be newly established. The listing date is scheduled for April 1, 2026, which is the date of the incorporation registration for the Joint Holding Company.

Further, as the Companies will become wholly owned subsidiaries of the Joint Holding Company through the Share Transfer, the shares in the Companies are scheduled to be delisted from the TSE on March 30, 2026, which is prior to the listing of the shares in the Joint Holding Company. However, if the listing of the shares in the Joint Holding Company is approved, shareholders of the Companies will be able to continue trading on the TSE the shares in the Joint Holding Company received in connection with the Share Transfer.

The listing date for the shares in the Joint Holding Company and the delisting date for the shares in the Companies will be determined in accordance with the regulations of the TSE.

(D)	Measures to ensure fairness

The Companies have taken the following measures to ensure the fairness of the Share Transfer Ratio and the Share Transfer.

(a)	Obtainment of valuation reports regarding share transfer ratio from independent third-party appraisers

In order to ensure the fairness and appropriateness of the Share Transfer Ratio, R&D obtained a valuation report regarding the Share Transfer Ratio dated November 12, 2025 from Nomura Securities, which is a third-party appraiser that is independent from the Companies. Please refer to “(B) Matters relating to calculation” above for an outline of each valuation report regarding share transfer ratio. In addition, R&D held negotiations and discussions with TSS that referenced the analysis and advice of R&D’s financial advisor and third-party appraiser Nomura Securities, and R&D resolved at its board of directors meeting held on November 13, 2025 to implement the Share Transfer at the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above. R&D has not obtained from Nomura Securities an opinion stating that the Share Transfer Ratio is appropriate or fair from a financial perspective (a fairness opinion).

In order to ensure the fairness and appropriateness of the Share Transfer Ratio, TSS obtained a valuation report regarding the Share Transfer Ratio dated November 12, 2025 from SMBC Nikko Securities, which is a third-party appraiser that is independent from the Companies. Please refer to “(i) Matters relating to calculation” above for an outline of each valuation report regarding share transfer ratio. In addition, TSS held negotiations and discussions with R&D that referenced the analysis and advice of TSS’s financial advisor and third-party appraiser SMBC Nikko Securities, and TSS resolved at its board of directors meeting held on November 13, 2025 to implement the Share Transfer at the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above. TSS has not obtained from SMBC Nikko Securities an opinion stating that the Share Transfer Ratio is appropriate or fair from a financial perspective (a fairness opinion).

(b)	Advice from independent law firms

R&D received from its legal advisor for the Share Transfer, namely Mori Hamada & Matsumoto, advice from a legal perspective concerning various procedures for the Share Transfer and the decision-making method and processes of the board of directors.

On the other hand, TSS received from its legal advisor for the Share Transfer, namely Nakamura, Tsunoda, & Matsumoto, advice from a legal perspective concerning various procedures for the Share Transfer and the decision-making method and processes of the board of directors.

Both the law firm Mori Hamada & Matsumoto and the law firm Nakamura, Tsunoda, & Matsumoto are independent from the Companies, and neither firm has any material conflicts of interest with the Companies.

(E)	Measures to avoid conflicts of interest

As no particular conflict of interest arises between the Companies in connection with the Share Transfer, no special measures have been taken.

(2)	Matters related to amounts of the Joint Holding Company’s stated capital and reserves

The Companies have decided on the amounts set out below as the amounts of the Joint Holding Company’s stated capital and reserves upon the establishment of the Joint Holding Company through the Share Transfer.

(i)	Stated capital amount: 2,000,000,000 yen
(ii)	Capital reserve amount: 500,000,000 yen
(iii)	Retained earnings reserve amount: 0 yen

These amounts of stated capital and reserves were determined within the scope of the provisions of Article 52 of the Regulations for Corporate Accountings through consultation between R&D and TSS following comprehensive consideration and review of the scale of the Joint Holding Company and other relevant circumstances.

4.	Matters regarding TSS
(1)	Details of financial statements, etc. for the most recent fiscal year (fiscal year ending March 2025)

The details of the financial statements of TSS for the fiscal year ending March 2025 are published online on R&D’s website and the TSE website in accordance with laws and regulations and Article 14 of R&D’s Articles of Incorporation.

(2)	Details of any event that has had a material impact on the status of company assets and that has occurred after the last day of the most recent fiscal year

Not applicable

5.	Details of any event that has had a material impact on the status of company assets and that has occurred after the last day of the most recent fiscal year of R&D

Not applicable

6.	Matters prescribed in Article 74 of the Regulations for Enforcement of the Companies Act in relation to persons who will become directors of the Joint Holding Company

The following persons will become directors of the Joint Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Tomoyasu Kosaka (January 22, 1966)	April 1989	Joined TSS	(1) 0 (2) 160,338 (3) 203,629
	April 2007	Manager, IT Promotion Department, TSS
	April 2010	General Manager, Division V; Manager, IT Promotion Department, TSS
	April 2011	Executive Officer; General Manager, Division VI; Manager, IT Solution Department III, TSS
	April 2015	Managing Executive Officer; General Manager, Business Supervisory Division I, TSS
	April 2016	Senior Managing Executive Officer; General Manager, Sales & Development Headquarters, TSS
	June 2016	Director, TSS
	April 2018	President and Representative Director, TSS (current position)

Reason for nomination as candidate for Director

Serving as President and Representative Director of TSS since 2018, Mr. Tomoyasu Kosaka has led TSS toward formulating and achieving a management vision for business growth with his strong leadership, while managing TSS in an accurate, fair and efficient manner, utilizing his experience and track record of supervising sales and development divisions. In particular, he has worked on building an earning base through a business process change and business model transformation originating from the value provided to society through the acceleration of DX. He has also engaged in promotion of Diversity, Equity & Inclusion as chairperson of the Sustainability Committee as well as M&A, corporate governance reform, etc. It has been determined that he is capable of contributing to the management of the Joint Holding Company, and so he has been nominated as a candidate for Director.

Yoshiaki Fukushima (May 5, 1969)	April 1995	Joined Mitsui Toatsu Chemicals, Inc. (currently Mitsui Chemicals, Inc.)	(1) 2,073,100 (2) 0 (3) 2,073,100
	March 2010	Temporarily transferred to Mitsui Chemicals (Shanghai) Co., Ltd. General Manager, Electronic Information and Functional Material Sales Division
	February 2014	Joined R&D Executive Officer; General Manager, Sales Division
	June 2014	Director; General Manager, Sales Division
	April 2016	Director; General Manager, Industrial Public Works Division 1
	April 2017	Director; General Manager, Industrial Public Works Supervisory Division
	April 2018	Managing Director
	June 2018	President and Representative Director (current position)

Reasons for nomination as candidate for Director

Mr. Yoshiaki Fukushima has worked reliably on management issues to contribute to enhancing corporate value as R&D’s Representative Director. He has engaged actively in selection and integration of the business structure and DX business promotion. It has been determined that he is capable of contributing to the management of the Joint Holding Company, and so he has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Kazuhisa Sasanuma (September 26, 1970)	April 1992	Joined TSS	(1) 0 (2) 41,663 (3) 52,912
	April 2011	Manager, IT Solution Department IV, TSS
	April 2016	General Manager, Division III; Manager, IT Solution Department II, TSS
	April 2017	Executive Officer; General Manager, Division III; Director of New Technology Research Office, TSS
	April 2018	Executive Officer; General Manager, Division IV; Director of Advanced Technology Development Office, TSS
	April 2019	Executive Officer; Director of Project Innovation Office, TSS
	April 2020	Executive Officer; General Manager, Division VI, TSS
	October 2020	Executive Officer; Deputy General Manager, Sales & Development Headquarters; General Manager, Division VI, TSS
	April 2021	Managing Executive Officer; General Manager, Sales & Development Headquarters, TSS
	June 2022	Director, TSS (current position)
	April 2025	Managing Executive Officer; General Manager, Human Resources Development Division, TSS (current position)

Reason for nomination as candidate for Director

Serving as General Manager of TSS’s Sales & Development Headquarters since 2021, Mr. Kazuhisa Sasanuma has led TSS’s sales and development divisions with his strong leadership and ability to command. He is knowledgeable about new and advanced technologies and promotes business portfolio reform by accurately identifying social conditions. He is also highly skilled in project management and has demonstrated his abilities toward improving corporate performance. In addition, he serves as a member of the Sustainability Committee of TSS and promotes Diversity, Equity & Inclusion. He has also demonstrated his skills in strengthening and promoting human capital management. It has been determined that he is capable of contributing to the management of the Joint Holding Company, and so he has been nominated as a candidate for Director.

Masayo Sunaga (January 4, 1970)	April 1992	Joined TSS	(1) 0 (2) 23,028 (3) 29,245
	April 2012	Manager, System Solution Department VI, TSS
	April 2018	Executive Officer; General Manager, Division II, TSS
	April 2023	Executive Officer; General Manager, Administration Headquarters, TSS
	June 2023	Director, TSS (current position)
	April 2024	Managing Executive Officer; General Manager, Corporate Planning Headquarters; Manager, Corporate Planning Department, TSS
	April 2025	Managing Executive Officer; General Manager, Corporate Administration Division, TSS (current position)

Reason for nomination as candidate for Director

Serving as Executive Officer of TSS since 2018 and also as Division General Manager, Ms. Masayo Sunaga has demonstrated her ability to improve quality and productivity and resolve issues in project development for TSS. In addition, as General Manager of Corporate Administration, she is in charge of financial closing and disclosure operations etc., and has abundant knowledge of finance, accounting and compliance. She has demonstrated strong leadership and the ability to command in building a sound earning base through monitoring based on appropriate and legally compliant practices, and has appropriately carried out corporate administration. She also serves as a member of the Sustainability Committee of TSS and promotes Diversity, Equity and Inclusion. She also possesses extensive experience of business operations and a high level of ability to spread and promote a corporate culture that respects diversity. It has been determined that she is capable of contributing to the management of the Joint Holding Company, and so she has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Takanori Ishii (May 19, 1977)	April 2002	Joined TSS	(1) 0 (2) 22,778 (3) 28,928
	April 2017	Director of Business Development Office, TSS
	April 2022	Division Manager, Division IV, TSS
	April 2024	Executive Officer; Sales Manager, TSS
	April 2025	Managing Executive Officer; General Manager, Sales & Development Headquarters; Sales Manager, TSS
	October 2025	Managing Executive Officer; General Manager, Sales & Development Headquarters, TSS
	December 2025	Managing Executive Officer; General Manager, Sales & Development Headquarters; General Manager, Division V, TSS (current position)

Reason for nomination as candidate for Director

Serving as a Division Manager at TSS since 2022 and also as Executive Officer and General Manager of Sales & Development Headquarters, Mr. Takanori Ishii has robustly led TSS’s sales and development divisions by utilizing TSS’s own AI tools to enhance production efficiency. He also has abundant knowledge and experience in the field of new technologies and digital transformation (DX) and has contributed significantly to the creation of businesses that help resolve customer issues. It has been determined that he can be expected to contribute to the management of the Joint Holding Company, and so he has been nominated as a candidate for Director.

Keiichi Yamamura (November 5, 1957)	April 1980	Joined Fujitsu Limited	(1) 5,800 (2) 0 (3) 5,800
	April 2008	Director, Fujitsu Nagano Systems Engineering Limited (currently Fujitsu Limited)
	April 2012	Corporate Executive Officer; EVP, IT Solutions Unit, Fujitsu Systems East Limited (currently Fujitsu Limited)
	April 2014	Corporate Executive Officer; Head of IT Solutions Unit, Fujitsu Systems East Limited (currently Fujitsu Limited)
	April 2016	Head of IT Solutions Unit, Eastern Japan BG of GSI Business Unit, Fujitsu Limited
	April 2017	Head of IT Systems Unit, Global Delivery Group, Fujitsu Limited
	April 2018	Joined R&D
	June 2018	Managing Director; General Manager, Administration Division
	April 2019	Managing Director
	June 2019	Director; Managing Executive Officer (current position)
	April 2021	President and Representative Director, infree Corporation (current position)

Reasons for nomination as candidate for Director

Mr. Keiichi Yamamura has extensive experience and a track record in the management and business execution of Fujitsu Limited and its group. Currently, he is working to promote the establishment of new business fields, including serving as General Manager of the DX Promotion Division as Director and Managing Executive Officer of R&D. It has been determined that he is capable of contributing to the management of the Joint Holding Company, and so he has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Isao Hironaga (September 20, 1970)	April 1995	Joined R&D	(1) 79,500 (2) 0 (3) 79,500
	October 2007	General Manager, Service Business Department 1
	April 2008	General Manager, Business Department 1
	April 2010	General Manager, Industrial Public Works Supervisory Department 1
	April 2011	Executive Officer; General Manager, Industrial Public Works Division
	April 2012	Executive Officer; General Manager, Business Innovation Division
	June 2012	Director; Executive Officer; General Manager, Business Innovation Division (current position)
	June 2022	President and Representative Director, Technigate Co., Ltd. (current position)

Reasons for nomination as candidate for Director

Mr. Isao Hironaga has extensive business execution experience mainly in the industrial IT solutions business field and promotes the launch of R&D’s new businesses by serving as General Manager of the cloud area as well as the solution development area. It has been determined that he is capable of contributing to the management of the Joint Holding Company, and so he has nominated as a candidate for Director.

Fumitoshi Okuno (January 5, 1971)	April 1994	Joined Green House Foods Co., Ltd.	(1) 6,242 (2) 0 (3) 6,242
	May 2006	Joined Club iT Corporation (currently Broadmedia Corporation)
	February 2009	Joined R&D
	April 2009	General Manager, Accounting and Finance Department, Administration Division
	April 2015	Executive Officer; General Manager, Corporate Administration Supervisory Department, Administration Division
	April 2019	Executive Officer; General Manager, Corporate Administration Division
	June 2019	Director; Executive Officer; General Manager, Corporate Administration Division (current position)
	April 2021	Audit & Supervisory Board Member, infree Corporation (current position)
	April 2022	Audit & Supervisory Board Member, Technigate Co., Ltd. (current position)

Reasons for nomination as candidate for Director

Mr. Fumitoshi Okuno has overseen R&D’s accounting and financial strategy, and has extensive experience and a track record in accounting and finance. He has promoted preparations for an initial public offering, management control, reinforcement of governance and other activities as R&D’s Executive Officer since April 2015. He is currently also working on M&A promotion, IR and the establishment of internal controls as General Manager of Corporate Administration Division. It has been determined that he is capable of contributing to the management of the Joint Holding Company, and so he has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Hiroyuki Morita (July 16, 1958)	April 1982	Joined Nippon Steel Corporation	(1) 0 (2) 110 (3) 139
	November 1989	Seconded to Nippon Steel Information and Communication Systems Inc. (currently NS Solutions Corporation)
	October 2004	Director, Corporate Planning & Marketing Department, Financial System Solutions
	April 2006	Director, Sales Department-III, Financial System Solutions Division
	April 2008	Director, Information Solutions Division, Financial System Solutions Bureau
	June 2012	Executive Director; Director, Corporate Planning & Strategic Alliance Department; Director, Accounting & Finance Department
	April 2013	Executive Director; Director, Retail & Service Business System Solutions Division, Industrial & Retail Business System Solutions Bureau
	June 2015	Executive Director; Senior Executive Officer; Director, Industrial & Retail Business System Solutions Bureau
	April 2016	Executive Director; Managing Executive Officer; Director, Industrial & Retail Business System Solutions Bureau; Director, Sales Planning & Management Bureau
	April 2019	Representative Director & President
	April 2023	Senior Executive Advisor
	June 2024	Senior Advisor
	June 2024	Director, TSS (current position)
	June 2024	Outside Director, SOHGO SECURITY SERVICES CO., LTD. (currently ALSOK CO., LTD.) (current position)

Reason for nomination as candidate for Outside Director and summary of expected roles

Mr. Hiroyuki Morita, formerly of Nippon Steel Corporation, has served in significant positions including Representative Director & President of NS Solutions Corporation, and possesses deep insight, outstanding personal attributes and high ethical standards backed by abundant experience in corporate management. In addition, he is well-versed in a broad range of fields including financial, industrial and retail solution businesses, finance and accounting, and corporate governance. It is judged that he can be expected to enhance the rationality and transparency of the Joint Holding Company’s management and strengthen the supervisory function of the Board of Directors from an outside perspective utilizing his extensive experience. It has also been judged that he will continue providing appropriate advice on the Joint Holding Company’s management and appropriate supervision of business execution, and thus he has been nominated as a candidate for Outside Director.

Akira Uemura (September 19, 1954)	April 1978	Joined Hitachi Software Engineering Co., Ltd. (currently Hitachi Solutions, Ltd.)	(1) 0 (2) 0 (3) 0
	April 2008	Executive Officer; General Manager, Industrial Systems Division
	April 2009	Executive Officer; General Manager, Communications & Industrial Systems Division
	April 2010	Executive Vice President, Nippon Securities Technology Co., Ltd.
	May 2010	President and Representative Director
	June 2019	Advisor
	June 2020	Director, TAKAOKA TOKO CO., LTD. (current position)
	June 2025	Director, TSS (current position)

Reason for nomination as candidate for Outside Director and summary of expected roles

Mr. Akira Uemura, formerly of Hitachi Solutions, Ltd., was in charge of communications and industrial systems divisions for many years, and he possesses a high level of professional knowledge. He also served as President and Representative Director of a financial solutions system company, and has broad experience, deep insight, and high ethical standards as a corporate manager. It is expected that he will provide appropriate advice on the management of the Joint Holding Company at Board of Directors meetings and appropriate supervision of business execution. It has also been judged that he can be expected to provide professional advice regarding the Joint Holding Company’s communications and financial solutions systems, and thus he has been nominated as a candidate for Outside Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Ichiro Akita (June 2, 1966)	July 2001	First elected as a Tokyo Metropolitan Assembly Member	(1) 0 (2) 0 (3) 0
	October 2003	Vice Chairperson, Finance Committee
	October 2006	Chairperson, Public Enterprise Committee
	April 2007	Chairperson, Urban Development Committee
	July 2013	Executive Acting Secretary-General, Tokyo Togikai Jiminto
	October 2014	Chairperson, Police/Fire Fighting Committee
	March 2015	Director, Special Committee on Measures to Promote Olympic & Paralympic Games
	June 2015	Outside Director, R&D (current position)
	August 2015	Chairperson, Policy Research Council, Tokyo Togikai Jiminto
	July 2017	Elected as a Tokyo Metropolitan Assembly Member for a fourth term
	August 2017	Secretary-General of Tokyo Togikai Jiminto

Reason for nomination as candidate for Outside Director and summary of expected roles

Mr. Ichiro Akita has keen insights based on his extensive experience gained as a Tokyo Metropolitan Assembly Member. It has been determined that he can be expected to suitably play a role in supporting the Joint Holding Company’s overall management from an objective perspective and monitoring and supervising management, and thus he has been nominated as a candidate for Outside Director. Although he has not been directly involved in corporate management other than serving as an outside director, it has been judged that he is capable of performing duties as an Outside Director of the Joint Holding Company.

Hiromi Kimura (December 4, 1959)	April 1982	Joined The Sumitomo Trust and Banking Company, Limited (currently Sumitomo Mitsui Trust Bank, Limited)	(1) 300 (2) 0 (3) 300
	April 1985	Joined Retail Information Systems Co., Ltd.
	October 1986	Joined Needs Well Inc.
	October 2002	General Manager, Corporate Planning Office
	April 2011	General Manager, Internal Audit Office
	December 2013	Director; General Manager, Corporate Management Planning Office
	December 2020	Director; Executive Officer and in charge of CC Office
	March 2022	Retired from Needs Well Inc.
	April 2022	Audit & Supervisory Board Member, Penetrate of Limits Co., Ltd.
	June 2023	Outside Director, R&D (current position)

Reason for nomination as candidate for Outside Director and summary of expected roles

Ms. Hiromi Kimura has been involved in the IT service industry for many years, and has extensive industry knowledge. Moreover, she also has experience in corporate management. It has been determined that she can be expected to use her extensive knowledge and management experience appropriately in decision making in the Joint Holding Company’s corporate operations and in the role of monitoring and supervising the execution of duties by the Board of Directors, and thus she has been nominated as a candidate for Outside Director.

Notes: 1.	The numbers of shares held in R&D and in TSS are stated based on the ownership status as of March 31, 2025. The number of shares in the Joint Holding Company to be allocated is stated based on this ownership status, taking into account the Share Transfer Ratio. The actual number of shares to be allocated might vary depending on the number of shares held immediately prior to the establishment date of the Joint Holding Company.
2.	None of the candidates has any special interest in R&D or TSS, and none of the candidates is expected to develop any special interest in the Joint Holding Company.
3.	Mr. Hiroyuki Morita, Mr. Akira Uemura, Mr. Ichiro Akita, and Ms. Hiromi Kimura are candidates for Outside Directors.
4.	The Joint Holding Company plans to submit notification to the TSE that Mr. Hiroyuki Morita, Mr. Akira Uemura, Mr. Ichiro Akita, and Ms. Hiromi Kimura will be designated as independent officers as provided for by the TSE.
5.	Mr. Hiroyuki Morita is currently an Outside Director of TSS and will have served as Outside Director for one year (any fraction of a year less than one year being disregarded) at the conclusion of this general meeting of shareholders.
6.	Mr. Akira Uemura is currently an Outside Director of TSS; however, his term of office as an Outside Director will be less than one year as of the date of the conclusion of this general meeting of shareholders.
7.	Mr. Ichiro Akita is currently an Outside Director of R&D and will have served as Outside Director for 10 years (any fraction of a year less than one year being disregarded) at the conclusion of this general meeting of shareholders.
8.	Ms. Hiromi Kimura is currently an Outside Director of R&D and will have served as Outside Director for two years (any fraction of a year less than one year being disregarded) at the conclusion of this general meeting of shareholders.
9.	Mr. Hiroyuki Morita and Mr. Akira Uemura are currently Outside Directors of TSS; however, they are scheduled to resign as Directors of TSS on the day before the Effective Date of the Share Transfer (March 31, 2026) and become Outside Directors of the Joint Holding Company as of the Effective Date of the Share Transfer (April 1, 2026).
10.	Mr. Ichiro Akita and Ms. Hiromi Kimura are currently Outside Directors of R&D; however, they are scheduled to resign as Directors of R&D on the day before the Effective Date of the Share Transfer (March 31, 2026) and become Outside Directors of the Joint Holding Company as of the Effective Date of the Share Transfer (April 1, 2026).

7.	Matters prescribed in Article 76 of the Regulations for Enforcement of the Companies Act in relation to persons who will become company auditors of the Joint Holding Company

The following persons will become company auditors of the Joint Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Naoki Tanabe (September 5, 1962)	April 1986	Joined TSS	(1) 0 (2) 114,275 (3) 145,129
	April 2010	Manager, General Affairs Department, TSS
	April 2014	Executive Officer; Deputy General Manager, Administration Headquarters; Manager, Human Resources Department, TSS
	April 2016	Executive Officer; General Manager, Administration Headquarters; Manager, Human Resources Department, TSS
	April 2017	Managing Executive Officer; General Manager, Administration Headquarters; Manager, Human Resources Department, TSS
	April 2018	Managing Executive Officer; General Manager, Administration Headquarters, TSS
	June 2018	Director, TSS
	April 2023	Managing Executive Officer; responsible for Administration Headquarters, TSS
	June 2023	Full-Time Audit & Supervisory Board Member, TSS (current position)

Reason for nomination as candidate for Company Auditor

Mr. Naoki Tanabe long served as Director and General Manager of Administration Division of TSS. He has led the administration division and, with his abundant experience, has been in charge of enhancement and operation of TSS’s corporate governance, including general affairs pertaining to management and administration, internal controls, risk management, and compliance. He has also monitored and offered advice on the validity and appropriateness of TSS’s management as Company Auditor. It has been judged that he is capable of performing duties as a Company Auditor of the Joint Holding Company, and so he has been nominated as a candidate for Company Auditor.

Katsuhiko Kudo (May 16, 1953)	April 1976	Joined Mitsui Trust Bank, Ltd. (currently Sumitomo Mitsui Trust Bank, Limited)	(1) 0 (2) 0 (3) 0
	April 2004	General Manager, System Planning Department, The Chuo Mitsui Trust and Banking Company, Limited (currently Sumitomo Mitsui Trust Bank, Limited)
	July 2005	Executive Officer; General Manager, System Planning Department
	June 2009	Managing Executive Officer; General Manager, System Planning Department
	July 2011	President and Director, Chuo Mitsui Information Technology Co., Ltd. (currently Sumitomo Mitsui Trust Systems & Services Co., Ltd.)
	April 2012	Managing Executive Officer, Sumitomo Mitsui Trust Holdings, Inc. (currently Sumitomo Mitsui Trust Group, Inc.)
	April 2013	Senior Managing Executive Officer, the same company and Director, Senior Managing Executive Officer, Sumitomo Mitsui Trust Bank, Limited
	June 2018	Outside Director, Encourage Technologies Co., Ltd.
	June 2021	Director (Audit and Supervisory Committee Member) (current position)
	June 2025	Audit & Supervisory Board Member, TSS (current position)

Reason for nomination as candidate for Outside Company Auditor

Mr. Katsuhiko Kudo is from Sumitomo Mitsui Trust Bank, Limited, where he was in charge of system planning, and he possesses a high level of professional knowledge. He also served as President and Director of an affiliated company of the trust bank and Director (Audit and Supervisory Committee Member) of an IT company, and has broad experience, deep insight, and high ethical standards as a corporate manager. It is expected that he will be able to provide appropriate advice on management at meetings of the Board of Directors and the Board of Company Auditors based on his professional experience and conduct highly effective audits in the audit system. It has been judged that he is capable of performing duties as an Outside Company Auditor of the Joint Holding Company, and so he has been nominated as a candidate for Outside Company Auditor.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in R&D (2) Number of shares held in TSS (3) Number of shares in the Joint Holding Company to be allocated
Toshihiko Hirose (June 12, 1961)	April 1984	Joined Fujitsu Limited	(1) 0 (2) 0 (3) 0
	April 2016	Deputy General Manager, Financial Systems Business Division
	April 2018	President, Representative Director, Shiga Fujitsu Software Ltd. (currently Fujitsu Limited)
	April 2020	Deputy General Manager, Financial Systems Business Division, Fujitsu Limited
	April 2021	Executive Director, Digital Solutions Business Division
	August 2022	Retired from Fujitsu Limited
	June 2023	Audit & Supervisory Board Member, R&D (current position)

Reason for nomination as candidate for Outside Company Auditor

Mr. Toshihiko Hirose possesses specialized knowledge and experience in fields highly relevant to R&D’s business, as well as experience and broad insight into corporate management. It is expected that he will be able to conduct audits from the perspective of ensuring the appropriateness and validity of the Joint Holding Company’s management decisions. It has been judged that he is capable of performing duties as an Outside Company Auditor of the Joint Holding Company, and so he has been nominated as a candidate for Outside Company Auditor.

Notes: 1    The numbers of shares held in R&D and in TSS are stated based on the ownership status as of March 31, 2025. The number of shares in the Joint Holding Company to be allocated is stated based on this ownership status, taking into account the Share Transfer Ratio. The actual number of shares to be allocated might vary depending on the number of shares held immediately prior to the establishment date of the Joint Holding Company.

2.	None of the candidates has any special interest in R&D or TSS, and none of the candidates is expected to develop any special interest in the Joint Holding Company.
3.	Mr. Katsuhiko Kudo and Mr. Toshihiko Hirose are candidates for Outside Company Auditors.
4.	The Joint Holding Company plans to submit notification to the TSE that Mr. Katsuhiko Kudo and Mr. Toshihiko Hirose will be designated as independent officers as provided for by the TSE.
5.	Mr. Katsuhiko Kudo is currently an Outside Company Auditor of TSS; however, his term of office as a Company Auditor will be less than one year as of the date of the conclusion of this general meeting of shareholders.
6.	Mr. Toshihiko Hirose is currently an Outside Company Auditor of R&D and will have served as Outside Company Auditor for two years (any fraction of a year less than one year being disregarded) at the conclusion of this general meeting of shareholders.
7.	Mr. Katsuhiko Kudo is currently an Outside Company Auditor of TSS; however, he is scheduled to resign as a Company Auditor of TSS on the day before the Effective Date of the Share Transfer (March 31, 2026) and become an Outside Company Auditor of the Joint Holding Company as of the Effective Date of the Share Transfer (April 1, 2026).

8.	Matters prescribed in Article 77 of the Regulations for Enforcement of the Companies Act in relation to the person who will become financial auditor of the Joint Holding Company

The following person will become the financial auditor of the Joint Holding Company.

Name	Deloitte Touche Tohmatsu LLC
Location of principal office	Marunouchi Nijubashi Building, 3-2-3 Marunouchi, Chiyoda-ku, Tokyo
History	May 1968	Tohmatsu Awoki Tsuda Tsukada Awoki Uno Kasukabe & Co. established
	May 1975	Joined Touche Ross International (TRI)
	October 1986	Merged with Sanwa & Co. (established in June 1973) and changed corporate name to Tohmatsu Awoki & Sanwa
	April 1988	Merged with Marunouchi & Co. (established in December 1968)
	October 1988	Merged with Nishikata Audit Corporation (established in August 1969) and Sapporo Dai-ichi Kaikei Audit Corporation (established in April 1976)
	February 1990	After TRI merged with Deloitte Haskins & Sells International (in January 1990) and became Deloitte Ross Tohmatsu International (currently Deloitte Touche Tohmatsu Limited (DTTL)), Tohmatsu Awoki & Sanwa merged with Mita Audit Corporation (established in June 1985) and changed its name to Tohmatsu & Co.
	April 2001	Merged with SAN-AI Audit Corporation (established in May 1983)
	July 2002	Merged with Seiwa Audit Corporation (established in December 1974)
	July 2009	Converted to a limited liability audit corporation and changed corporate name in English to Deloitte Touche Tohmatsu LLC
Total number of companies audited	3,215 (as of May 31, 2025)

Stated capital	JPY 1,288,000,000
Personnel

Partners (Certified Public Accountants): 439

Designated Partners: 27

Staff Certified Public Accountants: 2,275

CPA exam passers and others: 1,303

Other professionals: 2,165

Administrative staff: 86

Total: 6,295

Reasons for nomination as candidate for Financial Auditor

Deloitte Touche Tohmatsu LLC is nominated as a candidate for financial auditor because it has been determined that Deloitte Touche Tohmatsu LLC possesses the expertise, independence, and internal control systems required of a financial auditor for the Joint Holding Company and is therefore qualified for the role.

FAQ

Q:	What are the background and purpose of the Management Integration?

A:	The information services industry finds itself in an environment that his rapidly evolving, as evidenced by DX, cloud migration, and the adoption of generative AI, and other large-scale changes have been encircling the information services industry. As the role that IT companies are being asked to play is transforming, competition has grown even fiercer, and in light of these circumstances, the Companies determined that―in order to achieve sustainable growth and enhance medium- to long-term corporate value―they will need to integrate their business, technological, and human resources and strengthen their development capabilities and profitability by building a platform and mutually leveraging their sales infrastructures. With this in mind, the Companies decided to implement the Management Integration in a spirit of equality.

Q:	What kinds of initiatives will the Companies advance through the Management Integration?

A:	Through the Management Integration, the Companies will advance the following synergy-creating initiatives, with the aim to establish unique positions within the information services industry and enhance corporate value by integrating and effectively utilizing their management resources:
(i)	expansion of customer base and business portfolio;
(ii)	new service creation and project efficiency;
(iii)	strengthening human resources and organizational structure; and
(iv)	cost streamlining and strengthening management foundations.

For details, please see the press release dated November 13, 2025.

Q:	What is a joint share transfer?

A:	A joint share transfer is a means of organizational restructuring that will cause the Companies to become what is called “wholly owned subsidiary companies resulting from a share transfer,” and the Joint Holding Company that is newly incorporated as a result will be what is called a “wholly owning parent company incorporated in the share transfer.” In this type of restructuring, the Companies’ respective shareholders are given shares in the Joint Holding Company in exchange for their shares in the Companies, and the Joint Holding Company acquires all of the Companies’ issued shares.

Q:	Does the transfer over to a holding company structure mean that R&D COMPUTER CO., LTD. will be delisted?

A:	Through the joint share transfer, a Joint Holding Company will be established, and the Companies will be transferred into the holding company structure.

As a result, the Companies will become the wholly owned subsidiary companies of the Joint Holding Company that will be newly incorporated. Friday, March 27, 2026 is planned as the final day of market trading for each of the Companies’ shares, and the Companies are planned to be delisted from the TSE on Monday, March 30, 2026, before the Joint Holding Company is listed.

Q:	What will happen to the shares in R&D COMPUTER CO., LTD. that I currently hold?

A:	Shares in the Joint Holding Company that will be newly incorporated are planned to be allotted to everyone that is a shareholder as of the April 1, 2026 effective date. A technical listing on the TSE’s Prime Market is planned for the Joint Holding Company, and all of the shareholders will continue to be able to trade, in single share units, the shares in the Joint Holding Company. Each shareholder will be allotted 1.27 shares of common stock in the Joint Holding Company for each share of common stock held in TSS.

Q:	When will trading of R&D COMPUTER CO., LTD. shares end?

A:	TSS is planned to be delisted from the TSE on Monday, March 30, 2026. Friday, March 27, 2026 is planned as the final day of market trading for TSS’s shares.

Q:	Are there any procedures that shareholders need to follow?

A:	If the Share Transfer Plan is approved at the general meeting of shareholders, shares in the Joint Holding Company will be delivered to all of the shareholders that hold shares in the Companies as of the Effective Date. There will be no need for you to follow any special procedures.

Q:	When will trading begin for shares in the newly incorporated holding company?

A:	Shares in the Joint Holding Company that will be newly incorporated are planned to be allotted to all shareholders that hold shares in the Companies as of the Effective Date, which is Wednesday, April 1, 2026. As the plan is to apply for a technical listing on the TSE’s Prime Market for the Joint Holding Company, it is also planned that all of the Companies’ shareholders will continue to be able to trade, in single share units, the shares in the Joint Holding Company, beginning from Wednesday, April 1, 2026.

Q:	What will happen with term-end dividends from R&D COMPUTER CO., LTD. for this term?

A:	As stated in “Non-consolidated Financial Results for the Six Months Ended September 30, 2025 (Under Japanese GAAP)”dated November 13, 2025, there is a planned dividend of 20 yen per share for the September 30, 2025 record date, and a planned dividend of 25 yen per share for the March 31, 2026 record date.

Q:	What will happen with shareholder benefits from R&D COMPUTER CO., LTD. for this term?

A:	The Company presents a QUO Card with a 2,000 yen value to each eligible shareholder that holds at least one unit of shares as of the September 30 record date each year. For this fiscal year, the QUO Cards were sent out in early December.

Q:	What will the dividends and the shareholder benefits be for the newly incorporated holding company?

A:	In terms of the amount of dividends for the fiscal year ending March 2027 at the Joint Holding Company, the plan is to return profits to shareholders with a target dividend payout ratio of 50% or more (consolidated) in consideration of the Companies’ dividend policies to date, dividend levels, the Joint Holding Company’s future business performance, and the like.

Specific details of the policy on shareholder benefits will be announced as soon as they are finalized.

The share transfer described in this document involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Extraordinary General Meeting of Shareholders

Reference Documents for Extraordinary General Meeting—

Supplementary Volume

Content of Financial Statements, etc. for the Most Recent Business Year (ended March 2025) for Toho System Science Co., Ltd.

R&D COMPUTER CO.,LTD.

*The above matters are not stated in the document to be delivered to shareholders who have requested delivery of the document in accordance with laws and regulations and Article 14 of the Articles of Incorporation. In addition, at this Extraordinary General Meeting of Shareholders, regardless of whether or not a request for the delivery of a written document is made, a written document containing the items to be provided in electronic measures that excluded above matters will be sent to all shareholders in a uniform manner.

(Appendix)

Business Report

(April 1, 2024 - March 31, 2025)

I.       Current Status of the Company

1.       Business conditions for the fiscal year under review

(1)       Business progress and results

In the fiscal year under review, the Japanese economy continued on a moderate recovery trend, as economic activity normalized due to the effects of various policies under an improving employment and income environment. On the other hand, there are growing concerns about an economic downturn due to ongoing price increases and the impact of trade policies overseas, and the outlook remains uncertain.

According to the Service Industry Activity Survey (preliminary report for February 2025) by the Ministry of Internal Affairs and Communications, net sales in the information and communications sector (major category) and in information services (middle category), to which the Company belongs, respectively increased by 11.1% and 12.2% year on year, and both have shown steady growth. In addition, according to the Bank of Japan Tankan (March 2025 survey), planned software investment for fiscal 2025 increased by 4.3% compared with the previous fiscal year, remaining only slightly positive. However, corporate IT investment has been shifting toward transforming business processes and business systems through DX (digital transformation), and continues to show an expanding trend.

Under this environment, the Company, based on its “Long-Term Management Vision 2030” (2022–2030) and “Medium-Term Management Plan” (2022–2027), worked on the following priority measures under the slogan, “Create the future together with our customers”:

1)	Strengthening of sales capabilities
2)	Strengthening of development capabilities
3)	Focusing on digital business
4)	Business portfolio reform
5)	Building a service business
6)	Promotion of management conscious of cost of capital and stock price, and enhancement of corporate governance
7)	Promotion of sustainability management
8)	Consideration of business expansion through M&A

As a result of the above, the business results for the fiscal year under review were as follows: net sales were 17,342 million yen (up 6.5% year on year), operating profit was 1,658 million yen (up 5.3% year on year), ordinary profit was 1,627 million yen (up 2.8% year on year), and profit was 1,194 million yen (up 10.4% year on year).

Business results by type of business segment are as follows.

Software Development

Net sales: 16,991 million yen (up 6.9% year on year)

(a) Financial Solutions

    By combining knowledge of financial operations and IT technologies, which is a strength of the Company, we have worked to support our customers in creating new businesses and optimizing IT costs. The business results in each area are as follows, and net sales in financial solutions were 12,296 million yen (up 3.4% year on year).

Net sales composition 98.0% Area Net sales (year on year) Net sales increase/decrease factors Banking 2,979 million yen (up 13.4%) Promotion of DX at major banks Expansion of internet banking and next generation RTGS projects Securities 1,219 million yen (down 6.7%) End of support for smartphone/internet-based securities projects Life insurance 2,482 million yen (down 1.4%) Suspension of a large-scale core system renewal project Non-life insurance 4,145 million yen (down 4.0%) End of a core system renewal project Expansion of project revision support Other financial 1,469 million yen (up 31.4%) Expansion of DX projects in the card/credit area Continuation of core system renewal projects for government agencies

(b) Non-financial Solutions

To respond to strong needs for DX support, we have focused on a technology-oriented approach when receiving orders and have worked to improve operational efficiency and marketing support for corporate customers and to improve service levels for consumers. In the public sector, the move to put administrative procedures online continued. In the transportation, medical welfare, and information service sectors, we made progress in acquiring new customers and developing adjacent areas. As a result, net sales in non-financial solutions were 4,695 million yen (up 17.1% year on year).

As a result of the above, net sales in Software Development were 16,991 million yen (up 6.9% year on year).

Information System Service, etc.

Net sales: 351 million yen (down 8.2% year on year)

Although cloud-based system operation and monitoring services for a mobile securities company continued, operation and maintenance services for life insurance and other areas decreased, and net sales in Information System Service, etc. were 351 million yen (down 8.2% year on year).

Net sales composition 2.0%

(2)       Status of capital expenditures

Total capital expenditures carried out in the fiscal year under review amounted to 23,051 thousand yen, consisting mainly of 6,239 thousand yen of expenses for interior work and other items at the head office and 3,786 thousand yen of expenses for investment in internal systems.

(3)       Status of fund procurement

There are no applicable matters.

(4)	Status of transfer of business, absorption-type company split, or incorporation-type company split

There are no applicable matters.

(5)       Status of acquisition of business of other companies

There are no applicable matters.

(6)	Status of succession to rights and obligations related to the business of other corporations, etc. through absorption-type merger or absorption-type company split

There are no applicable matters.

(7)	Status of acquisition or disposal of shares or other equity interests or stock acquisition rights, etc. of other companies

There are no applicable matters.

2.       Status of assets and profit or loss

(Thousands of yen)

Category	51st fiscal year FYE March 31, 2022	52nd fiscal year FYE March 31, 2023	53rd fiscal year FYE March 31, 2024	54th fiscal year FYE March 31, 2025 (fiscal year under review)
Net sales	14,211,055	15,446,315	16,280,472	17,342,598
Ordinary profit	1,337,297	1,522,151	1,583,414	1,627,234
Profit	942,733	1,116,619	1,082,065	1,194,944
Basic earnings per share	77.95 yen	61.36 yen	59.32 yen	65.35 yen
Total assets	12,131,513	12,813,045	13,477,096	12,975,071
Net assets	8,122,803	8,773,699	9,365,684	8,820,852
Net assets per share	670.96 yen	481.52 yen	513.18 yen	509.15 yen
Notes:	1. Figures presented are rounded down to the nearest thousand yen. Basic earnings per share and net assets per share are rounded to two decimal places.
2. The Company conducted a 1.5-for-1 share split of its common stock, effective September 1, 2023. Basic earnings per share and net assets per share are calculated on the assumption that this share split had been conducted at the beginning of the 52nd fiscal year.

Net sales (Millions of yen) 14,211 15,446 16,280 17,342 51st FY 52nd FY 53rd FY 54th FY (FY under review) Ordinary profit (Millions of yen) 1,337 1,522 1,583 1,627 51st FY 52nd FY 53rd FY 54th FY (FY under review) Profit / Basic earnings per share Profit (Millions of yen) Basic earnings per share (Yen) 942 1,116 1,082 1,194 51st FY 52nd FY 53rd FY 54th FY (FY under review) Total assets (Millions of yen) 12,131 12,813 13,477 12,975 51st FY 52nd FY 53rd FY 54th FY (FY under review) Net assets / Net assets per share Net assets (Millions of yen) Net assets per share (Yen) 8,122 8,773 9,365 8,820 51st FY 52nd FY 53rd FY 54th FY (FY under review)

3.       Status of important parent company and subsidiaries

(1)       Relationship with parent company

There are no applicable matters.

(2)	Status of important subsidiaries

There are no applicable matters.

4.       Issues to be addressed

(1)       Improvement of recurring revenue in non-financial sectors

The Company has further strengthened its financial solutions, which are one of its strengths, and has actively promoted the provision of solutions in non-financial sectors where needs for DX support are strong, in order to further expand its earnings base. In the fiscal year under review, while handling large financial solutions projects, we expanded sales by promoting business transformation across a wide range of areas, including the public service sector, where we mainly promoted the online processing of administrative procedures, as well as the transportation, medical welfare, and information service sectors, where DX investment has been strong.

Going forward, in order to secure stable revenue through risk-control management, we will further strengthen our mutually beneficial strategic relationships with NS Solutions Corporation and R&D COMPUTER CO., LTD., with which we have concluded business alliance agreements. By promoting the expansion of maintenance services in non-financial sectors, we will work to reform our business portfolio and further expand our business.

(2)	Focusing on digital business

We have received orders for projects under the following keywords: “generative AI,” which automatically generates various types of digital content; “cloud construction,” which serves as the core of DX platforms; “agile development,” which can be regarded as a standard process in DX development; and “data acquisition, storage, and analysis,” which supports data-driven management.

Going forward, in order to shift to high value-added businesses by accurately capturing highly uncertain social conditions, we will focus on development areas that provide high added value for customers, such as the utilization of data and internet service businesses, and will work to secure further sales and profit.

(3)	Expansion of service business

In order to establish new revenue models, we have worked to move away from a man-month business model and, in addition to highly volatile labor-intensive contract development, to create service-based businesses that can be expected to secure stable revenue. Specifically, we have promoted initiatives such as operation businesses for securities services that use smartphones, the provision of disaster-prevention systems as services, the provision of solutions through integration with other companies’ products, including those from overseas, and research and development that uses generative AI and the metaverse.

Going forward, in addition to these unique strategies, we will create new subscription-type business models while building mutually beneficial strategic relationships not only within the Company but also with partner companies, in order to provide business value to customers, and will work to secure further sales and profit.

(4)       Expansion of end-user transactions

In order to promote high value-added business, we have strengthened the intake of system development orders from end users and support for customer operations through employee substitution. Going forward, as customers accelerate the in-house development of their systems, we will seek to further strengthen relationships with existing customers and actively promote the acquisition of new end users. To achieve this, we will use the sales management system that we have recently built to conduct strategic sales activities, and we will focus on proposal-based sales aimed at providing new business value, such as solving customer issues and creating added value, which are essential in the DX era, thereby working to improve our corporate competitiveness.

(5)	Drastic improvement of software quality and productivity

In order to provide high-quality software, we have ensured thorough project monitoring by our PMO and worked to improve quality. Going forward, through continuous improvement activities, we will detect early warning signs of unprofitable projects and improve low-profit projects, and will work to improve profitability. Furthermore, by using generative AI to automate software development processes and optimize internal business processes, we will achieve a drastic improvement in productivity and work to secure further sales and profit.

(6)	Promotion of management conscious of cost of capital and stock price

While making use of the assets and capabilities we have built up to date, we have actively promoted shareholder return measures, such as M&A investments aimed at strengthening alliances and tender offers for our own shares, in addition to various measures for business expansion on a standalone basis. We have also strengthened our public relations and investor relations activities by creating opportunities for dialogue through shareholder communications and financial results briefings, and by translating disclosure materials into English.

Going forward, in order to expand our business dramatically, we believe that it is essential not only to secure and develop DX talent but also to capture new business areas and technology areas. We aim to achieve 10% growth on a standalone basis and will actively promote further M&A investments, with the goal of achieving sales of 30.0 billion yen by fiscal 2027 and 50.0 billion yen by fiscal 2030. In addition, we aim to maintain our continued and stable listing on the Prime Market and to be selected as a component of the next-generation TOPIX, and by allocating capital strategically and efficiently, we will maximize growth investments and balance shareholder returns, thereby achieving long-term value creation.

(7)	Drastic strengthening of human capital

With the aim of “creating a workplace and organization where all employees can work with vitality,” we have worked to improve the work environment. As a result, we obtained the highest three-star “Eruboshi” certification from the Ministry of Health, Labour and Welfare, as a company certified for promoting the active participation of women. In addition, in order to further improve employee job satisfaction and production efficiency, we recently established the Human Resources Development Division.

Going forward, while continuing to promote DE&I, we will use the human capital management system that we have now built to seamlessly connect recruitment, training, and practice, and by updating employees’ capabilities early and dramatically, we will foster a sense of growth among employees and work to achieve dramatic business growth.

(8)	Strengthening of governance and promotion of environmental management

We have worked to build a highly effective management structure and improve the functions of the Board of Directors, in order to continuously and stably comply with the continued listing criteria of the Prime Market. In addition, as part of promoting environmental management, the Sustainability Committee, which promotes ESG activities aimed at creating new value and contributing to society, has set KPIs and carried out activities to achieve them, while also promoting dialogue with investors through our sustainability website. The Company has decided to promote its response to climate change by using the CDP (Carbon Disclosure Project), an international non-profit organization addressing global environmental issues, and recently obtained a “B” score, which is higher than in the previous evaluation.

Going forward, in order to realize our Long-Term Management Strategy “Vision 500” and the New Medium-Term Management Plan 2027, we will continue to strengthen governance and, as part of our response to CDP, we will consider value chain engagement activities and implement energy-saving activities to achieve carbon neutrality, thereby working to further enhance our corporate value.

5.       Principal business activities (as of March 31, 2025)

Category	Description of business
Software Development	We are engaged in software development mainly for financial users such as insurance, securities, and banking, and for the communications industry.
Information System Service, etc.	We are engaged in operation management and other services for users’ computers.

6.       Principal place of business (as of March 31, 2025)

Name	Location
Head Office	1-12-14 Koishikawa, Bunkyo-ku, Tokyo, Japan

7.       Status of employees (as of March 31, 2025)

Number of employees	Increase/decrease from end of previous fiscal year	Average age	Average years of service
633 persons	Increase of 19 persons	36.9 years	13.0 years
Note:	The number of employees is the number of personnel at work and includes contract employees (23 persons) and part-time employees (3 persons), but does not include an employee seconded to another company (1 person).

II.       Status of Shares (as of March 31, 2025)

1. Total number of shares authorized to be issued 72,000,000 shares

2. Total number of issued shares 17,324,618 shares

(excluding 3,474,370 treasury shares)

3. Number of shareholders 10,740 persons

4. Major shareholders (Top 10)

Shareholder name	Number of shares held	Shareholding ratio
	Shares	%
UH Partners 3, Inc.	1,712,200	9.9
TOHO SYSTEM SCIENCE Employee Shareholding Association	1,598,493	9.2
UH Partners 2, Inc.	1,264,500	7.3
The Master Trust Bank of Japan, Ltd. (Trust Account)	1,072,400	6.2
BIPROGY Inc.	877,500	5.1
NS Solutions Corporation	584,700	3.4
Kazuhiko Watanabe	539,270	3.1
HIKARI TSUSHIN, K.K.	533,850	3.1
Seiji Shinohara	373,210	2.2
Nomura Research Institute, Ltd.	368,100	2.1
Note:	The shareholding ratio is calculated by subtracting treasury shares from the total number of issued shares.

Ref: Number of shares by shareholder type Individuals and others 9,491,280 shares Other domestic corporations 5,936,536 shares Financial institutions and securities companies 1,775,942 shares Foreign corporations, etc. 120,860 shares *Treasury shares (3,474,370 shares) are not included 0.7% 10.2% 34.3% 54.8%

5.	Status of shares delivered to company officers as compensation for execution of duties during the fiscal year under review

The details of share-based remuneration delivered during the fiscal year are as follows.

Category	Number of shares	Number of recipients
Directors (excluding Outside Directors)	7,914 shares	3 persons

III.       Status of Stock Acquisition Rights, etc.

There are no applicable matters.

IV.       Status of Company Officers

1.       Status of Directors and Corporate Auditors (as of March 31, 2025)

Positions in the Company	Name	Responsibilities and significant concurrent positions
President Representative Director	Tomoyasu Kosaka	President
Director	Kazuhisa Sasanuma	Managing Executive Officer; General Manager, Sales & Development Headquarters
Director	Masayo Sunaga	Managing Executive Officer; General Manager, Corporate Planning Headquarters
Director	Kazuhiko Watanabe
Director	Toshiya Yanase
Director	Shinichi Nakamori
Director	Hiroyuki Morita	Outside Director, SOHGO SECURITY SERVICES CO., LTD.
Full-time Corporate Auditor	Naoki Tanabe
Corporate Auditor	Kei Kinoshita	Managing Executive Officer, General Manager of Digital System Division, MS&AD Systems Company, Limited
Corporate Auditor	Hiroki Hyodo
Notes:	1.	Director Hiroyuki Morita was newly elected and assumed office at the 53rd Annual General Meeting of Shareholders held on June 21, 2024.
2.	Directors Toshiya Yanase, Shinichi Nakamori, and Hiroyuki Morita are Outside Directors.
3.	Corporate Auditors Kei Kinoshita and Hiroki Hyodo are Outside Corporate Auditors.
4.	Directors Toshiya Yanase, Shinichi Nakamori, and Hiroyuki Morita, and Corporate Auditors Kei Kinoshita and Hiroki Hyodo are independent officers as stipulated by the Tokyo Stock Exchange.
5.	Director Bunmei Shimojima retired upon the expiration of his term of office at the conclusion of the 53rd Annual General Meeting of Shareholders held on June 21, 2024.

2.       Outline of the contents of limited liability agreements

There are no applicable matters.

3.       Outline of the contents of indemnity agreements

There are no applicable matters.

4.       Outline of the contents of directors and officers liability insurance agreements

The Company has entered into a directors and officers liability insurance agreement with an insurance company under Article 430-3, Paragraph 1 of the Companies Act. In the event of a claim for damages submitted by a shareholder or a third party, etc., the said insurance agreement shall compensate for damages including compensation for damages and legal expenses to be borne by the insureds. However, the above insurance policy does not cover damages arising from the insured’s acts committed with the knowledge that they violate laws and regulations, etc.

The insured persons under this directors and officers liability insurance agreement are the Company’s Directors, Corporate Auditors, executive officers, and other persons responsible for business execution, and the Company bears the full amount of the insurance premiums for all the insured persons.

5.       Amount of remuneration, etc. of Directors and Corporate Auditors

(1)	Matters related to the policy for determining the details of individual remuneration, etc. of Directors

The Company has established, by resolution of the Board of Directors, a policy for determining the details of individual remuneration, etc. of Directors (the “Policy for Determination”). The outline of the Policy for Determination is that our basic policy is to adopt a remuneration system that is linked to shareholder interests so that it functions sufficiently as an incentive for the sustainable enhancement of corporate value, and to set the remuneration of each Director at an appropriate level based on each Director’s role and responsibilities. Specifically, the remuneration of full-time Directors consists of basic remuneration (monetary remuneration) and share-based remuneration (non-monetary remuneration). For part-time Directors and Outside Directors, who have a supervisory function, only basic remuneration is paid in light of their duties.

The basic remuneration of Directors is fixed monthly remuneration. The President, Representative Director comprehensively evaluates factors such as each Director’s responsibilities and roles and determines the amounts. After deliberation and recommendations by the Corporate Governance Committee, which is an advisory committee to the Board of Directors, the Board of Directors resolves the amounts within the limit of remuneration approved at the General Meeting of Shareholders. For share-based remuneration, the Board of Directors resolves the number of shares to be allotted to each Director, which is calculated based on the Share-based Remuneration Rules resolved by the Board of Directors, after deliberation and recommendations by the Corporate Governance Committee.

With respect to the individual remuneration, etc. of Directors for the fiscal year under review, the Board of Directors has judged that the contents are in line with the Policy for Determination, since the President, Representative Director, to whom the Board of Directors entrusted the decision, decided such remuneration, etc. after deliberation and recommendations by the Corporate Governance Committee.

(2)	Matters related to resolutions of the general meeting of shareholders on remuneration, etc. of Directors and Corporate Auditors

The amount of monetary remuneration for Directors was resolved at the 39th Annual General Meeting of Shareholders held on June 24, 2010, to be up to 300,000 thousand yen per year (of which the portion for Outside Directors is up to 20,000 thousand yen per year). (However, this does not include salaries paid to Directors in their capacity as employees.) The number of Directors at the conclusion of such Annual General Meeting of Shareholders was six (including one Outside Director). Separately from such monetary remuneration, at the 48th Annual General Meeting of Shareholders held on June 21, 2019, it was resolved that the total amount of monetary compensation claims to be paid as compensation, etc. related to restricted stock shall be up to 40,000 thousand yen per year. The number of Directors (excluding Outside Directors) at the conclusion of such Annual General Meeting of Shareholders was three.

The amount of monetary remuneration for Corporate Auditors was resolved at the 28th Annual General Meeting of Shareholders held on June 24, 1999, to be up to 50,000 thousand yen per year. The number of Corporate Auditors at the conclusion of such Annual General Meeting of Shareholders was one.

(3)	Matters related to delegation concerning the determination of individual remuneration, etc. of Directors

With respect to basic remuneration of individual Directors, the President, Representative Director Tomoyasu Kosaka is delegated, based on a resolution of the Board of Directors, the authority to determine its specific details. The delegated authority is the authority to determine the specific amount of individual remuneration. The reason for delegating this authority is that it is considered reasonable to delegate it to the President, Representative Director, who is familiar with the overall operations of the Company.

(4)	Total amount of remuneration, etc. of Directors and Corporate Auditors
Officer category	Total amount of remuneration, etc. (Thousands of yen)	Total amount by type of remuneration, etc. (Thousands of yen)		Number of officers covered (Persons)
		Basic remuneration (monetary remuneration)	Share-based remuneration (non-monetary remuneration)
Directors (of whom Outside Directors)	112,590 (16,800)	97,500 (16,800)	15,090 (−)	8 (4)
Corporate Auditors (of whom Outside Corporate Auditors)	20,400 (7,200)	20,400 (7,200)	−	3 (2)
Notes:	1. The above number of recipients includes one Director who retired upon the expiration of his term of office at the conclusion of the 53rd Annual General Meeting of Shareholders held on June 21, 2024.
2. The amount of share-based remuneration (non-monetary remuneration) represents the amount of expenses recorded in the fiscal year under review under the restricted stock compensation system.

(5)	Content of non-monetary remuneration, etc.

Non-monetary remuneration of Directors consists of restricted stock compensation. The Company has established Type I Restricted Stock (“Type I”) and Type II Restricted Stock (“Type II”), which have different transfer restriction periods. Through the restricted stock, Directors share the benefits and risks of stock price fluctuations with shareholders, and their motivation to contribute to stock price increases and corporate value improvement has been further enhanced.

Type I serves as a long-term incentive to promote shared value with shareholders via stock ownership and to achieve sustainable corporate value enhancement. The transfer restriction period for Type I is a period between 20 years and 30 years, as determined by the Board of Directors of the Company. Type II serves as a medium-term incentive to improve the Company’s medium-term performance and stock price as represented in the Medium-Term Management Plan. The transfer restriction period for Type II is a period between three years and five years, as determined by the Board of Directors of the Company.

6.       Matters related to outside officers

(1)	Status of significant concurrent positions, etc.

Outside Director Hiroyuki Morita is an Outside Director of SOHGO SECURITY SERVICES CO., LTD. There are no important transactions or other relationships between that company and the Company.

Outside Corporate Auditor Kei Kinoshita is a Managing Executive Officer of MS&AD Systems Company, Limited. There are no important transactions or other relationships between that company and the Company.

(2)	Relationships with specified entities such as major business partners

There are no applicable matters.

(3)	Main activities in the fiscal year under review

Status of attendance and statements at meetings of the Board of Directors and the Board of Corporate Auditors

Category	Name	Main activities
Outside Director	Toshiya Yanase

He attended 18 of 18 meetings of the Board of Directors held during the fiscal year under review and, from an objective standpoint independent from the management team responsible for business execution, asked questions and provided advice as appropriate.

We expect him to use his experience as a corporate manager to provide advice on the Company’s management and appropriate supervision of business execution. In the fiscal year under review, at meetings of the Board of Directors, he provided advice on management policies and management strategies based on his own knowledge and experience.

Outside Director	Shinichi Nakamori

He attended 18 of 18 meetings of the Board of Directors held during the fiscal year under review and, from an objective standpoint independent from the management team responsible for business execution, asked questions and provided advice as appropriate.

We expect him to use his experience as a corporate manager to provide advice on the Company’s management and appropriate supervision of business execution. In the fiscal year under review, at meetings of the Board of Directors, he provided advice on management policies and management strategies based on his own knowledge and experience.

Outside Director	Hiroyuki Morita

He attended 14 of 14 meetings of the Board of Directors held after he assumed office and, from an objective standpoint independent from the management team responsible for business execution, asked questions and provided advice as appropriate.

We expect him to use his experience as a corporate manager to provide advice on the Company’s management and appropriate supervision of business execution. In the fiscal year under review, at meetings of the Board of Directors, he provided advice on management policies and management strategies based on his own knowledge and experience.

Outside Corporate Auditor	Kei Kinoshita	He attended 17 of 18 meetings of the Board of Directors held during the fiscal year under review and, in order to ensure the appropriateness of the decision-making of the Board of Directors, asked questions and provided advice as appropriate. He also attended 18 of 19 meetings of the Board of Corporate Auditors held during the fiscal year under review, where he exchanged opinions on audit results and discussed important matters related to audits.
Outside Corporate Auditor	Hiroki Hyodo	He attended 18 of 18 meetings of the Board of Directors held during the fiscal year under review and, in order to ensure the appropriateness of the decision-making of the Board of Directors, asked questions and provided advice as appropriate. He also attended 19 of 19 meetings of the Board of Corporate Auditors held during the fiscal year under review, where he exchanged opinions on audit results and discussed important matters related to audits.

V.       Status of Accounting Auditor

1.       Name of Accounting Auditor

Ernst & Young ShinNihon LLC

2.	Amount of remuneration, etc. of the Accounting Auditor for the fiscal year under review

Amount of remuneration, etc. as Accounting Auditor for the fiscal year under review	25,000 thousand yen
Total amount of cash and other property benefits payable by the Company to the Accounting Auditor	25,000 thousand yen

Notes: 1. The amount of remuneration, etc. of the Accounting Auditor for the fiscal year under review includes remuneration, etc. for audits under the Financial Instruments and Exchange Act.

2. The Board of Corporate Auditors, based on the “Practical Guidelines for Cooperation with Accounting Auditors” published by the Japan Audit & Supervisory Board Members Association, confirmed the actual audit hours by audit item and the changes in remuneration amounts under past audit plans, as well as the status of the Accounting Auditor’s performance of duties. After examining the appropriateness of the audit plan and remuneration for the fiscal year under review, the Board of Corporate Auditors gave its consent to the remuneration, etc. of the Accounting Auditor pursuant to Article 399, Paragraph 1 of the Companies Act.

3.	Policy on decisions on dismissal or non-reappointment of Accounting Auditor

(1)	If the Board of Corporate Auditors judges that it is necessary, for example when there is an impediment to the execution of duties by the Accounting Auditor, it will decide the content of proposals to be submitted to the General Meeting of Shareholders regarding the dismissal or non-reappointment of the Accounting Auditor.

(2)	If the Board of Corporate Auditors finds that the Accounting Auditor falls under any item of Article 340, Paragraph 1 of the Companies Act, it will dismiss the Accounting Auditor with the unanimous consent of the Corporate Auditors. In this case, a Corporate Auditor selected by the Board of Corporate Auditors will report the fact of the dismissal and the reasons for the dismissal at the first General Meeting of Shareholders convened after the dismissal.

VI.       Company Systems and Policies

1.       Systems for ensuring the appropriateness of operations

The Company has established the systems necessary to ensure the appropriateness of the Company’s operations and financial reporting, based on the Companies Act and the Regulations for Enforcement of the Companies Act, as follows.

(1)	Systems to ensure that the execution of duties by Directors and employees conforms to laws, regulations, and the Articles of Incorporation

The Company (TSS) has established the “TSS Corporate Code of Conduct,” which consists of the “TSS Basic Philosophy” and the “TSS Principles of Corporate Conduct,” as a code for Directors and employees to act in compliance with laws, regulations, the Articles of Incorporation, and corporate ethics.

The Company has also established the “Reporting and Consultation Rules,” and has established and operates the “TSS Helpline” as an internal reporting system and the “Partner Hotline” as an external reporting system.

(2)	Systems for retention and management of information related to the execution of duties by Directors

The Company has established the “Document Retention Rules,” and retains and manages information related to the execution of duties by Directors in the form of documents.

The retention period for documents is specified for each responsible department in a “Document Retention List.” Important documents are retained and managed for long periods, with minutes of General Meetings of Shareholders, minutes of meetings of the Board of Directors, and approval documents retained permanently, and documents related to General Meetings of Shareholders retained for ten years.

(3)	Rules and other systems for managing risk of loss

The Company has established the “Risk Management Rules” and identifies business risks and controls risks in an integrated manner. The Company has also established the Internal Control Committee, which conducts internal control at the company-wide level in areas such as compliance, internal control systems related to financial reporting, and risk management.

The Company has established specialized committees to deal with individual risks related to quality, information security, protection of personal information, and other matters, and these committees identify and respond to risks.

(4)	Systems to ensure that the execution of duties by Directors is carried out efficiently

As the basis for the systems to ensure that the execution of duties by Directors is carried out efficiently, the Board of Directors holds regular meetings once a month.

In addition, from the viewpoint of separating management and execution and clarifying responsibilities and authority, the Company has introduced an executive officer system. Under this system, Directors are the persons who make the highest-level management decisions, and executive officers are the persons who are responsible for the execution of operations in each business division.

(5)	Matters related to employees who assist Corporate Auditors, and matters related to the independence of employees who assist Corporate Auditors from Directors

If the Corporate Auditors request that employees be assigned to assist them in their duties, the Board of Directors, after consultation with the Corporate Auditors, will designate employees from the Finance and Accounting Department or the General Affairs Department as employees who assist the Corporate Auditors.

During the period specified by the Corporate Auditors as the period in which assistance is required, the authority to direct the designated employees is deemed to be delegated to the Corporate Auditors, and such employees do not receive instructions or orders from Directors.

(6)	Systems for reporting by Directors and employees to Corporate Auditors, and other systems to ensure the effectiveness of audits by Corporate Auditors

Directors and employees report to the Corporate Auditors, as appropriate, on important matters that affect the Company’s operations or business performance.

The Corporate Auditors may, at any time and as necessary, request reports from Directors and employees.

To understand important decision-making processes and the status of execution of operations, the Corporate Auditors attend meetings of the Board of Directors and other important meetings, inspect important documents related to the execution of operations, such as approval documents, and request explanations from Directors and employees.

In addition, based on the independence and authority provided in the “Rules of the Board of Corporate Auditors” and the “Standards for Audits by Corporate Auditors,” the Company ensures the effectiveness of audits. The Corporate Auditors hold regular meetings with the Representative Director and seek to accomplish their audit duties while maintaining close coordination with the internal audit division and the Accounting Auditor.

(7)	Systems to ensure that persons who report to Corporate Auditors do not receive disadvantageous treatment on the grounds of such reporting

The Company does not give any disadvantageous treatment to persons who report to the Corporate Auditors on the grounds that they have made such reports.

In addition, for persons who have made reports, the Company pays the greatest possible attention to the protection of the reporting person and to confidentiality, in accordance with reporting and consultation rules.

(8)	Matters related to the policy on processing expenses or liabilities arising in connection with the execution of duties by Corporate Auditors

When a Corporate Auditor requests the Company to make an advance payment of expenses or other payments that arise in connection with the execution of his or her duties, the Company promptly processes the relevant expenses or liabilities, unless they are recognized as unnecessary for the execution of the duties of the Corporate Auditor.

In addition, the Company prepares a budget every year for ordinary expenses that arise in connection with the execution of duties by Corporate Auditors.

(9)	Systems to ensure the reliability and appropriateness of financial reporting

The Company has established the Accounting Rules and other rules, and has built the necessary internal control environment in accordance with applicable laws and regulations, including the Financial Instruments and Exchange Act, and with accounting standards.

In addition, the Company manages the risk that fraud or error may occur in financial reporting and, by making prevention and checking functions work effectively, seeks to prepare accurate financial statements and to ensure the reliability and appropriateness of financial reporting.

(10)	Basic approach and systems for eliminating anti-social forces

The Company takes a firm stand against anti-social forces and has no relationships with them at all. If unjust demands or other interventions occur, the relevant departments respond in a coordinated and organized manner, in close cooperation with the police and other external specialist organizations, and the Company never provides any benefits.

2.       Overview of the operation of systems for ensuring the appropriateness of operations

The overview of the operation of the above systems for ensuring the appropriateness of operations in the fiscal year under review is as follows.

(1)	Initiatives related to compliance
1)	From the viewpoint of further enhancing the effectiveness of the compliance framework, which is an important pillar of the internal control system, the Company has established the Compliance Committee, which held 12 meetings during the fiscal year under review. At this committee, we formulated the “Action Promotion Policy and Implementation Plan” and worked on the following four compliance items as priority measures: (i) education to improve compliance awareness, (ii) operation of mechanisms that enable audit functions to be exercised, (iii) improving the effectiveness of compliance and risk management, and (iv) use of reporting and consultation systems. Major initiatives included company-wide training to raise employee awareness, making employees aware of risks of compliance violations, checking to prevent fraud, clarifying risk response processes, using internal and external reporting and consultation systems, and conducting questionnaire surveys of partner companies.
2)	The Internal Control Committee, chaired by the President, Representative Director, held five meetings during the fiscal year under review. At this committee, reports were made on (i) the status of reporting and compliance with laws and regulations, (ii) the labor situation, (iii) the status of promotion by the Compliance Committee, (iv) the status of operation of internal control systems related to financial reporting, (v) the results of company-wide risk assessments under the Risk Management Rules, and (vi) evaluations of the IT environment (once per year) under the Information System Management Rules.

(2)	Risk management

Based on the “Risk Management Rules,” the Company identified business risks that could occur at the Company using a “Business Risk Checklist,” and assessed and responded to risks. In the fiscal year under review, the “Business Risk Evaluation Review Meeting” was held four times, and the relevant departments confirmed and evaluated policies for responding to risks and the status of such responses, and reported the results to the Internal Control Committee. In addition, to address individual risks, four meetings of the Quality Control Committee and four meetings of the Security Committee (information security and protection of personal information) were held during the same fiscal year.

(3)	Execution of duties by Directors

In the fiscal year under review, the Board of Directors held 18 meetings in total, consisting of 11 regular meetings and seven extraordinary meetings. At meetings of the Board of Directors, the Directors deliberated and resolved important management matters as stipulated by laws, regulations, the Articles of Incorporation, and the Rules of the Board of Directors, and supervised the execution of duties by Directors.

(4)	Execution of duties by Corporate Auditors
1)	In the fiscal year under review, the Board of Corporate Auditors held 19 meetings in total, consisting of 12 regular meetings and seven extraordinary meetings. At meetings of the Board of Corporate Auditors, the Corporate Auditors discussed and decided audit policies and audit plans, and audited the status of execution of duties by Directors and the status of compliance with laws, regulations, the Articles of Incorporation, and other rules.

2)	The Corporate Auditors met with the Accounting Auditor at the end of each quarter, received reports on audit results, and exchanged opinions on important matters related to internal control and management.

3)	The Corporate Auditors attended meetings of the Board of Directors and other meetings, and regularly exchanged opinions with the Representative Director, Directors, and executive officers.

4)	The Corporate Auditors received periodic reports on the results of internal audits from the internal audit division, and conducted audits while coordinating with that division.

(5)	Status of implementation of internal audits

The internal audit division conducted audits covering all operations based on the internal audit plan, and reported the results to the President, Representative Director.

Non-consolidated Balance Sheet

(As of March 31, 2025)

(Thousands of yen)

Account	Amount	Account	Amount
Assets		Liabilities
Current assets	11,420,690	Current liabilities	2,021,500
Cash and deposits	9,166,329	Accounts payable - trade	852,650
Trade receivables and contract asset	2,183,756	Accounts payable - other	113,661
Work in process	1,242	Accrued expenses	148,748
Prepaid expenses	64,096	Income taxes payable	307,380
Other	11,845	Accrued consumption taxes	179,157
Allowance for doubtful accounts	(6,580)	Provision for bonuses	381,043
Non-current assets	1,554,381	Other	38,858
Property, plant and equipment	86,231	Non-current liabilities	2,132,718
Buildings	68,267	Provision for retirement benefits	2,110,716
Tools, furniture and fixtures	17,964	Other	22,001
Intangible assets	25,344	Total liabilities	4,154,218
Software	21,093	Net assets
Telephone subscription right	94	Shareholders’ equity	8,474,297
Other	4,156	Share capital	526,584
Investments and other assets	1,442,804	Capital surplus	737,116
Investment securities	580,984	Legal capital surplus	531,902
Long-term prepaid expenses	676	Other capital surplus	205,214
Deferred tax assets	742,125	Retained earnings	8,976,471
Leasehold deposits	104,022	Legal retained earnings	10,500
Other	20,671	Other retained earnings	8,965,971
Allowance for doubtful accounts	(5,675)	Retained earnings brought forward	8,965,971
		Treasury shares	(1,765,874)
		Valuation and translation adjustments	346,554
		Valuation difference on available-for-sale securities	346,554
		Total net assets	8,820,852
Total assets	12,975,071	Total liabilities and net assets	12,975,071

(Figures presented are rounded down to the nearest thousand yen.)

Non-consolidated Statement of Income

(April 1, 2024 - March 31, 2025)

(Thousands of yen)

Account	Amount
Net sales		17,342,598
Cost of sales		14,271,514
Gross profit		3,071,084
Selling, general and administrative expenses		1,412,385
Operating profit		1,658,698
Non-operating income
Interest and dividend income	6,967
Insurance claim income	3,000
Commission for insurance office work	684
Gain on forfeiture of unclaimed dividends	866
Other	320	11,839
Non-operating expenses
Loss on retirement of non-current assets	22
Commission for purchase of treasury shares	43,268
Other	12	43,302
Ordinary profit		1,627,234
Profit before income taxes		1,627,234
Income taxes-current	493,015
Income taxes-deferred	(60,724)	432,290
Profit		1,194,944

(Figures presented are rounded down to the nearest thousand yen.)

Non-consolidated Statement of Changes in Equity

(April 1, 2024 - March 31, 2025)

(Thousands of yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings
						Retained earnings brought forward
Balance at beginning of period	526,584	531,902	88,524	620,426	10,500	8,502,549
Changes during period
Dividends of surplus						(731,522)
Profit						1,194,944
Purchase of treasury shares
Disposal of treasury shares			116,690	116,690
Net changes in items other than shareholders’ equity
Total changes during period	−	−	116,690	116,690	−	463,422
Balance at end of period	526,584	531,902	205,214	737,116	10,500	8,965,971

	Shareholders’ equity			Valuation and translation adjustments		Total net assets
	Retained earnings	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
	Total retained earnings
Balance at beginning of period	8,513,049	(596,184)	9,063,874	301,809	301,809	9,365,684
Changes during period
Dividends of surplus	(731,522)		(731,522)			(731,522)
Profit	1,194,944		1,194,944			1,194,944
Purchase of treasury shares		(1,187,873)	(1,187,873)			(1,187,873)
Disposal of treasury shares		18,184	134,874			134,874
Net changes in items other than shareholders’ equity				44,745	44,745	44,745
Total changes during period	463,422	(1,169,689)	(589,576)	44,745	44,745	(544,831)
Balance at end of period	8,976,471	(1,765,874)	8,474,297	346,554	346,554	8,820,852

(Figures presented are rounded down to the nearest thousand yen.)

Notes to the Non-consolidated Financial Statements

I.       Matters Related to Significant Accounting Policies

1.       Basis and method of valuation of securities

Available-for-sale securities

Securities other than shares, etc. without market value

The fair value method is applied. (Valuation differences are processed by the method of directly including the entire amount in net assets, and the cost of securities sold is calculated by the moving-average method.)

Shares, etc. without market value

The cost method based on the moving-average method is applied.

2.       Basis and method of valuation of inventories

Work in process

The cost method based on the specific identification method is applied. (For the carrying amount on the balance sheet, the method of writing down book value due to decreased profitability is applied.)

3.       Depreciation methods for non-current assets

(1)       Property, plant and equipment

The declining-balance method is applied. However, for facilities attached to buildings and structures acquired on or after April 1, 2016, the straight-line method is applied.

The main useful lives are as follows.

Buildings: 8 to 18 years

Tools, furniture and fixtures: 2 to 15 years

(2)       Intangible assets

The straight-line method is applied.

Software for internal use is amortized by the straight-line method over its useful life within the Company (five years).

4.       Basis for recording provisions

(1)       Allowance for doubtful accounts

To provide for losses due to bad debts of receivables, the Company records the estimated uncollectible amount for general receivables by applying a provision rate determined in consideration of past bad-debt experience and other factors, and for doubtful receivables and distressed receivables, the Company examines collectibility on an individual basis and records the estimated uncollectible amounts.

(2)       Provision for bonuses

To provide for bonus payments to employees, the Company records the amount of estimated bonuses that is attributable to the fiscal year under review.

(3)       Provision for loss on orders received

To provide for future losses related to contracts for orders received, the Company records, for those contracts for which a loss is expected as of the end of the fiscal year under review and for which the amount of loss can be reasonably estimated, the amount of losses expected to occur in or after the following fiscal year.

(4)       Provision for retirement benefits

To provide for retirement benefits to employees, the Company records an amount based on the estimated retirement benefit obligations as of the end of the fiscal year under review.

1)       Method of attributing the expected retirement benefit amount to periods of service

In calculating retirement benefit obligations, the benefit formula standard is used as the method of attributing the expected retirement benefit amounts to periods of service.

2)       Method of accounting for actuarial differences and past service costs

Past service costs are accounted for as expenses by the straight-line method over a fixed number of years (five years) that is within the average remaining service period of employees at the time of occurrence.

Actuarial differences are accounted for as expenses by the straight-line method over a fixed number of years (ten years) that is within the average remaining service period of employees at the time of occurrence, starting from the fiscal year following the year in which they arise.

5.       Basis for recording revenue and expenses

The main performance obligations in the Company’s principal businesses that generate revenue from contracts with customers, and the usual timing at which these performance obligations are satisfied (the usual timing for recognizing revenue), are as follows.

For software development, the performance obligation is to deliver the deliverables specified in the contracts with customers to those customers. When control of the deliverables specified in the contracts with customers is transferred to the customers over a certain period of time, the Company applies a method of recognizing revenue over a certain period of time as it satisfies its performance obligations to transfer the deliverables to the customers. The progress in satisfying the performance obligations is measured based on the ratio of cost of sales incurred up to the end of each reporting period to the total estimated cost of sales.

When the period from the transaction commencement date under the contract to the time when the performance obligation is expected to be fully satisfied is very short, the Company applies an alternative treatment and does not recognize revenue over a period of time, but recognizes revenue at the time when the performance obligation is fully satisfied.

II.       Notes to the Non-consolidated Balance Sheet

1.	Amounts of receivables and contract assets arising from contracts with customers included in trade receivables and contract asset

Trade receivables	2,183,075 thousand yen
Contract asset	680 thousand yen

2.	Accumulated depreciation directly deducted from assets

Accumulated depreciation of property, plant and equipment	167,022 thousand yen

III.       Notes to the Non-consolidated Statement of Changes in Equity

1.	Matters related to the classes and total number of issued shares, and the classes and number of treasury shares

Class of shares	Number of shares at beginning of the fiscal year under review (Shares)	Number of shares increased during the fiscal year under review (Shares)	Number of shares decreased during the fiscal year under review (Shares)	Number of shares at end of the fiscal year under review (Shares)
Issued shares
Common shares	20,798,988	−	−	20,798,988
Total	20,798,988	−	−	20,798,988
Treasury shares
Common shares	2,548,608	1,003,450	77,688	3,474,370
Total	2,548,608	1,003,450	77,688	3,474,370

(Summary of reasons for changes)

Treasury shares

Increase due to tender offer	1,000,000 shares
Increase due to purchase of shares constituting less than one unit	3,450 shares
Disposal of treasury shares as restricted stock compensation	77,688 shares

2.	Matters related to dividends

(1)       Dividends paid

Resolution	Class of shares	Total dividends (Thousand yen)	Dividend per share (Yen)	Record date	Effective date
Annual General Meeting of Shareholders held on June 21, 2024	Common shares	365,007	20.00	March 31, 2024	June 24, 2024
Meeting of the Board of Directors held on October 31, 2024	Common shares	366,514	20.00	September 30, 2024	December 6, 2024

(2)	Dividends for which the record date falls in the fiscal year under review and the effective date of dividends falls in the following fiscal year

A proposal for such dividends is scheduled to be submitted as an agenda item at the 54th Annual General Meeting of Shareholders to be held on June 25, 2025.

Planned resolution	Class of shares	Source of dividends	Total dividends (Thousand yen)	Dividend per share (Yen)	Record date	Effective date
Annual General Meeting of Shareholders to be held on June 25, 2025	Common shares	Retained earnings	433,115	25.00	March 31, 2025	June 26, 2025

IV.       Notes Related to Retirement Benefits

1.	Overview of retirement benefit plans adopted

The Company has adopted a lump-sum retirement benefit plan based on its retirement benefit rules to provide retirement benefits to employees. The Company also uses a point system and does not incorporate an expected rate of salary increase in the basis for calculation.

2.	Defined benefit plans

(1)       Reconciliation of beginning and ending balances of retirement benefit obligations

Beginning balance of retirement benefit obligations	2,014,970 thousand yen
Service cost	139,839 thousand yen
Interest cost	20,149 thousand yen
Actuarial differences incurred	21,752 thousand yen
Retirement benefits paid	(84,077) thousand yen
Ending balance of retirement benefit obligations	2,112,634 thousand yen

(2)	Reconciliation of ending balance of retirement benefit obligations and provision for retirement benefits recorded on the balance sheet
Retirement benefit obligations under the lump-sum retirement benefit plan	2,112,634 thousand yen
Unrecognized actuarial differences	(1,918) thousand yen
Net amount of liabilities and assets recorded on the balance sheet	2,110,716 thousand yen

Provision for retirement benefits	2,110,716 thousand yen
Net amount of liabilities and assets recorded on the balance sheet	2,110,716 thousand yen

(3)       Retirement benefit expenses and amounts of other components

Service cost	139,839 thousand yen
Interest cost	20,149 thousand yen
Amount of actuarial differences recognized as expenses	3,541 thousand yen
Retirement benefit expenses related to defined benefit plans	163,530 thousand yen

(4)       Matters related to actuarial assumptions used as the basis for calculation

Discount rate	1.0%

V.       Notes Related to Tax-effect Accounting

1.	Breakdown of deferred tax assets and deferred tax liabilities by principal cause

Deferred tax assets
Provision for retirement benefits	663,687 thousand yen
Provision for bonuses	116,599 thousand yen
Accrued legal welfare expenses	17,891 thousand yen
Depreciation	766 thousand yen
Accrued enterprise tax	24,292 thousand yen
Golf club membership	13,003 thousand yen
Share-based payment expenses	33,873 thousand yen
Long-term accounts payable - other	6,930 thousand yen
Other	40,479 thousand yen
Subtotal of deferred tax assets	917,524 thousand yen
Valuation allowance	(16,034) thousand yen
Total deferred tax assets	901,490 thousand yen

Deferred tax liabilities
Valuation difference on available-for-sale securities	(159,364) thousand yen
Total deferred tax liabilities	(159,364) thousand yen
Net deferred tax assets	742,125 thousand yen

2.	Breakdown of principal factors causing the difference between the statutory effective tax rate and the burden rate of income taxes after applying tax-effect accounting

Statutory effective tax rate	30.6%
(Adjustments)
Items such as entertainment expenses that are permanently non-deductible for tax purposes	1.0%
Special tax credits	(4.0)%
Adjustment of year-end deferred tax assets due to change in tax rate	(1.2)%
Other	0.2%
Burden rate of income taxes after applying tax-effect accounting	26.6%

3.	Adjustment of amounts of deferred tax assets and deferred tax liabilities due to change in rates of income taxes

The “Act Partially Amending the Income Tax Act, etc.” (Act No. 13 of 2025) was enacted by the Diet on March 31, 2025, and as a result, the “Special Defense Corporation Tax” will be imposed for fiscal years beginning on or after April 1, 2026.

Accordingly, deferred tax assets and deferred tax liabilities related to temporary differences, etc. that are expected to be reversed in fiscal years beginning on or after April 1, 2026 have been calculated using a statutory effective tax rate changed from 30.6% to 31.5%.

As a result of this change, net deferred tax assets (after deducting the amount of deferred tax liabilities) increased by 14,848 thousand yen, income taxes - deferred recorded for the fiscal year under review increased by 19,402 thousand yen, and valuation difference on available-for-sale securities decreased by 4,553 thousand yen.

VI.       Notes Related to Financial Instruments

1.	Matters related to the status of financial instruments

The Company limits fund management to deposits, etc., and covers fund procurement needs with its own funds. The Company does not engage in derivative transactions.

Trade receivables, which are operating receivables, are exposed to the credit risk of customers. For this risk, the Company manages due dates and balances for each counterparty.

Investment securities consist mainly of shares of companies with which the Company has business relationships, and for listed shares, the Company determines their fair value on a quarterly basis.

Accounts payable - trade, which are operating payables, mostly have payment due dates within one month.

2.	Matters related to fair values, etc. of financial instruments

The carrying amounts on the balance sheet, fair values, and the differences between them as of March 31, 2025 are as follows. Shares, etc. without market value are not included in the following table. In addition, notes on cash are omitted, and notes on deposits, trade receivables, and accounts payable - trade are also omitted because they are settled in a short period of time and their fair values approximate their carrying amounts.

(Thousands of yen)

	Carrying amount on the balance sheet	Fair value	Difference
Investment securities
Available-for-sale securities	579,304	579,304	−
Total assets	579,304	579,304	−

Note: Shares, etc. without market value

(Thousands of yen)

Category	Carrying amount on the balance sheet
Unlisted shares	1,680

These are not included in “Available-for-sale securities.”

3.	Matters related to breakdown of fair values of financial instruments by appropriate category, etc.

The fair values of financial instruments are classified into the following three levels, depending on the observability and significance of the inputs used to measure fair value.

Level 1 fair value: Fair value measured using quoted (unadjusted) market prices in active markets for identical assets or liabilities

Level 2 fair value: Fair value measured using inputs other than Level 1 inputs that are directly or indirectly observable

Level 3 fair value: Fair value measured using significant unobservable inputs

When multiple inputs that have a significant effect on the measurement of fair value are used, fair value is classified into the level with the lowest priority in the fair value measurement among the levels to which those inputs belong.

Financial assets and financial liabilities whose carrying amounts on the balance sheet are based on fair value

(Thousands of yen)

Category	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities
Available-for-sale securities
Shares	579,304	−	−	579,304
Total assets	579,304	−	−	579,304

Note: Description of valuation techniques and inputs used to measure fair values

Investment securities

Listed shares are measured using quoted market prices. Since listed shares are traded in an active market, their fair values are classified as Level 1 fair values.

VII.       Notes Related to Revenue Recognition

1.	Disaggregated information on revenue arising from contracts with customers

(Thousands of yen)

	Reportable segment	Information System Service, etc.	Total
	Software Development
Financial solutions	12,296,381	351,147	12,647,528
Non-financial solutions	4,695,069	−	4,695,069
Revenue from contracts with customers	16,991,451	351,147	17,342,598
Other revenue	−	−	−
Net sales to external customers	16,991,451	351,147	17,342,598

2.	Information forming the basis for understanding revenue

In the Software Development business, the Company mainly develops software with customer-specific specifications, and its performance obligation is to deliver the deliverables specified in the contracts with customers to those customers. When control of the deliverables specified in the contracts with customers is transferred to the customers over a certain period of time, the Company applies a method of recognizing revenue over a certain period of time as it satisfies its performance obligation to transfer the deliverables to the customers.

This is because the software that the Company develops has customer-specific specifications, and therefore creates assets that cannot be used for other purposes, and because the Company has an enforceable right to receive consideration for the completed portion. In addition, because there is a direct relationship between the transfer of deliverables to the customer and the labor hours (that is, the costs) that the Company invests, the progress in satisfying the performance obligation is measured based on the ratio of cost of sales incurred up to the end of each reporting period to the total estimated cost of sales.

When the period from the transaction commencement date under the contract to the time when the performance obligation is expected to be fully satisfied is very short, the Company applies an alternative treatment and does not recognize revenue over a period of time, but recognizes revenue at the time when the performance obligation is fully satisfied.

Consideration for transactions related to software development is generally received within three months after the deliverables are accepted by the customer. Therefore, the Company does not adjust receivables under contracts with customers for significant financing components.

The Company presents “Financial solutions” and “Non-financial solutions” as disaggregated information, but the method of recognizing revenue is the same for both.

3.	Information for understanding the amounts of revenue in the fiscal year under review and in and after the following fiscal year

(1)       Balances of contract assets and contract liabilities, etc.

(Thousands of yen)

Fiscal year under review
Balance at end of period
Receivables arising from contracts with customers	2,183,075
Contract assets	680
Contract liabilities	−

(2)       Transaction price allocated to remaining performance obligations

The total amount of the transaction price allocated to remaining performance obligations and the periods in which revenue is expected to be recognized are as follows.

(Thousands of yen)

Fiscal year under review
Within one year	2,719
More than one year and within two years	−
More than two years and within three years	−
More than three years	−
Total	2,719

VIII.       Notes Related to Per Share Information

1.	Net assets per share 509.15 yen

2.	Profit per share 65.35 yen

IX.       Notes Related to Significant Subsequent Events

There are no applicable matters.

Audit Report of the Accounting Auditor

Independent Auditor’s Report
To the Board of Directors		May 20, 2025
TOHO SYSTEM SCIENCE CO., LTD.
Ernst & Young ShinNihon LLC Tokyo Office
	Designated Limited Liability and Engagement Partner	Certified Public Accountant Seiji Kuzunuki
	Designated Limited Liability and Engagement Partner	Certified Public Accountant Kaori Onuma
Opinion
We have audited, pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act, the financial statements of TOHO SYSTEM SCIENCE CO., LTD. (“the Company”) for the 54th fiscal year from April 1, 2024 to March 31, 2025, namely, the non-consolidated balance sheet, the non-consolidated statement of income, the non-consolidated statement of changes in equity, and the notes to the non-consolidated financial statements, as well as the supplementary schedules thereto (collectively, the “Financial Statements, etc.”). In our opinion, the Financial Statements, etc. present fairly, in all material respects, the financial position and the results of operations for the period covered by the Financial Statements, etc. in conformity with accounting principles generally accepted in Japan.

Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the section “Responsibilities of the Auditor for the Audit of the Financial Statements, etc.” We are independent of the Company in accordance with the rules on professional ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information
The Other Information consists of the business report and the supplementary schedules thereto. Management is responsible for preparing and disclosing the Other Information. The responsibility of the Corporate Auditors and the Board of Corporate Auditors is to monitor the Directors’ execution of their duties with respect to the development and operation of the process for reporting the Other Information.
The Other Information is not included within the scope of our audit opinion on the Financial Statements, etc., and we do not express an opinion on the Other Information.
In connection with our audit of the Financial Statements, etc., our responsibility is to read the Other Information and, in doing so, to consider whether there is a material inconsistency between the Other Information and the Financial Statements, etc. or the knowledge we obtained in the course of our audit, and also to pay attention to whether there are indications that the Other Information may contain a material misstatement other than such material inconsistency.
If, based on the work performed, we conclude that the Other Information contains a material misstatement, we are required to report that fact.
We have nothing to report with respect to the Other Information.

Responsibilities of Management, Corporate Auditors, and the Board of Corporate Auditors for the Financial Statements, etc.
Management is responsible for preparing and fairly presenting the Financial Statements, etc. in accordance with accounting principles generally accepted in Japan. This responsibility includes developing and operating internal controls that management determines are necessary to enable the preparation and fair presentation of

Financial Statements, etc. that are free from material misstatement, whether due to fraud or error. In preparing the Financial Statements, etc., management is responsible for assessing whether it is appropriate to prepare the Financial Statements, etc. on a going concern basis, and, when disclosure of matters related to going concern is required by accounting principles generally accepted in Japan, disclosing those matters. The responsibility of the Corporate Auditors and the Board of Corporate Auditors is to monitor the Directors’ execution of their duties with respect to the development and operation of the financial reporting process.

Responsibilities of the Auditor for the Audit of the Financial Statements, etc.
The auditor’s responsibility is, based on the audit that the auditor has performed, to obtain reasonable assurance about whether the Financial Statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to express an opinion on the Financial Statements, etc. from an independent standpoint in the auditor’s report. Misstatements can arise from fraud or error and are considered material if it is reasonably expected that they would, individually or in the aggregate, influence the decisions of users of the Financial Statements, etc.
In conducting an audit in accordance with auditing standards generally accepted in Japan, the auditor exercises professional judgment and maintains professional skepticism throughout the audit, and performs the following:
-  Identifies and assesses the risks of material misstatement of the Financial Statements, etc., whether due to fraud or error; designs and performs audit procedures responsive to those risks; and obtains sufficient appropriate audit evidence that provides a basis for the auditor’s opinion. The selection and application of audit procedures are a matter of the auditor’s judgment.
-  Although the purpose of an audit of the Financial Statements, etc. is not to express an opinion on the effectiveness of internal controls, the auditor, in performing risk assessment, considers internal controls relevant to the audit in order to design audit procedures that are appropriate for the circumstances.
-  Evaluates the appropriateness of the accounting policies adopted by management and the method of their application, and evaluates the reasonableness of accounting estimates made by management and the adequacy of related notes.
-  Concludes on whether management’s use of the going concern basis in preparing the Financial Statements, etc. is appropriate, and, based on the audit evidence obtained, concludes on whether there is any material uncertainty related to events or conditions that may create significant doubt about the Company’s ability to continue as a going concern. If the auditor concludes that a material uncertainty exists, the auditor is required to draw attention in the auditor’s report to the notes to the Financial Statements, etc. that describe the material uncertainty related to the going concern basis. If the notes to the Financial Statements, etc. concerning the material uncertainty are not adequate, the auditor is required to express a qualified opinion on the Financial Statements, etc. The auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report; however, future events or conditions may cause the Company to cease to continue as a going concern.
-  Evaluates whether the presentation of the Financial Statements, etc. and the notes complies with accounting principles generally accepted in Japan, and also evaluates whether the presentation, structure, and content of the Financial Statements, etc., including the related notes, properly present the underlying transactions and accounting events.
The auditor reports to the Corporate Auditors and the Board of Corporate Auditors on the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal controls identified in the course of the audit, and any other matters required to be reported under the auditing standards.
The auditor also reports to the Corporate Auditors and the Board of Corporate Auditors that the auditor has complied with the rules on professional ethics regarding independence in Japan, and reports any matters that are reasonably considered to affect the auditor’s independence, as well as, where applicable, measures taken to eliminate threats to independence or safeguards applied to reduce such threats to an acceptable level.

Relationships Involving Interests
There are no relationships involving interests between the Company and our firm or the engagement partners that are required to be described under the Certified Public Accountants Act.

Audit Report of the Board of Corporate Auditors

Audit Report

In regard to the Directors’ execution of their duties for the 54th fiscal year from April 1, 2024 to March 31, 2025, the Board of Corporate Auditors has prepared this Audit Report after deliberations based on the audit reports prepared by each Corporate Auditor and reports as follows.

1.       Method and Contents of Audits by Corporate Auditors and the Board of Corporate Auditors

(1)       The Board of Corporate Auditors determined the audit policies and division of duties, etc. and received reports from each Corporate Auditor regarding the implementation status and results of their audits, in addition to which it received reports from the Directors, etc. and the Accounting Auditor regarding the status of the execution of their duties and requested explanations as necessary.

(2)       In compliance with the standards for audits by Corporate Auditors established by the Board of Corporate Auditors and in accordance with the audit policies and division of duties, etc., each Corporate Auditor communicated with the Directors, including Outside Directors, executive officers, the internal audit division, and other employees, etc., endeavored to gather information and develop the audit environment, and conducted audits using the following methods.

(i)       The Corporate Auditors attended meetings of the Board of Directors and other important meetings, received reports from Directors and employees, etc. regarding the status of the execution of their duties, requested explanations as necessary, viewed important decision-making documents and contracts, etc., and inspected the status of operations and assets at the head office. Additionally, the Corporate Auditors regularly exchanged opinions with the Representative Director, Directors, and executive officers.

(ii)       In regard to the content of resolutions of the Board of Directors regarding the development of systems to ensure that the Directors’ execution of their duties complies with laws, regulations, and the Articles of Incorporation and other systems provided for in Article 100, Paragraph 1 and Paragraph 3 of the Regulations for Enforcement of the Companies Act as systems necessary to ensure the appropriateness of operations of the stock company, as well as the systems developed pursuant to those resolutions (i.e., internal control systems) stated in the business report, the Corporate Auditors periodically received reports from Directors and employees, etc. regarding the status of the establishment and operation of those systems and as necessary requested explanations and expressed opinions in regard thereto.

(iii)       The Corporate Auditors oversaw and verified whether the Accounting Auditor maintained an independent position and conducted an appropriate audit, received reports from the Accounting Auditor on the status of the execution of its duties, and requested explanations as necessary. Additionally, the Corporate Auditors received notification from the Accounting Auditor that, in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), etc., it had developed systems in order to ensure that its duties are appropriately performed (i.e., notification of the matters stated in the items of Article 131 of the Regulations for Corporate Accounting) and requested explanations as necessary. Furthermore, based on the above, the Corporate Auditors examined the appropriateness of the evaluation of, and the decisions on the appointment and dismissal of, the Accounting Auditor.

Using the methods above, the Board of Corporate Auditors examined the business report, the supplementary schedules thereto, the financial statements (i.e., the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statement of changes in equity, and notes to the non-consolidated financial statements), and the supplementary schedules to the financial statements for the fiscal year.

2.       Audit Results

(1)       Results of audit of business report, etc.

(i)       We find that the business report and the supplementary schedules thereto accurately present the status of the Company in accordance with laws, regulations, and the Articles of Incorporation.

(ii)       We do not find any misconduct nor any material fact constituting a violation of any law, regulation, or the Articles of Incorporation in relation to the Directors’ execution of their duties.

(iii)       We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we find that initiatives for the development and operation of the internal control systems are being carried out continuously in response to changes in the management environment, and we do not find any matters that should be commented upon in regard to the statements in the business report or the Directors’ execution of their duties relating to the internal control systems, including internal control over financial reporting.

(2)       Results of audit of financial statements and supplementary schedules thereto

We find the methods and results of the audit by the Accounting Auditor, Ernst & Young ShinNihon LLC, to be reasonable.

May 21, 2025

TOHO SYSTEM SCIENCE CO., LTD.; Board of Corporate Auditors

Full-time Corporate Auditor Naoki Tanabe [Seal]

Outside Corporate Auditor Kei Kinoshita [Seal]

Outside Corporate Auditor Hiroki Hyodo [Seal]